Exhibit 99.1

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

(Securities Code 7223)
November 7, 2011

To Shareholders:

Tauraminato-cho, Yokosuka-city
Kanagawa 237-8585, Japan
KANTO AUTO WORKS, LTD.
Tetsuo Hattori, President and Director

Notice of Convocation of Extraordinary General Shareholders’ Meeting

Dear Shareholder,

We would like to express our gratitude for your strong support of the Company.

We hereby notify you that the Company will hold an extraordinary general shareholders’ meeting, the details of which are set forth below, and sincerely request your attendance at the meeting.

If you are unable to attend the meeting, you may exercise your voting rights by submitting a mail-in voting card. Please review the enclosed Reference Documents and exercise your voting rights by using your mail-in voting card to indicate your approval or disapproval with respect to the proposal at the meeting. In this case, please make sure to have your mail-in voting card delivered to our office by no later than the close of business (5:20 p.m.) on Tuesday, November 22, 2011 (Japan Time). Thank you very much for your cooperation.

1.	Date and time:	11:00 a.m., Thursday, November 24, 2011

2.	Venue:	27, Honcho 3-chome, Yokosuka-city, Kanagawa, 238-0041,
Japan Yokosuka Bayside Pocket

3.	Meeting Agenda:

Matters to be Resolved

	Proposed Resolution:	Matters concerning approval of the Share Exchange Agreement between the Company and Toyota Motor Corporation.

Notes:

-	When you attend the meeting, please submit the enclosed mail-in voting card to the reception desk of the meeting.
-	If any revisions are made to the Reference Documents for the general shareholders’ meeting, the revisions will be posted on the Company’s Web site (http://www.kanto-aw.co.jp/).

Table of Contents

		(page #)

Reference Documents		3

Agenda:	Matters Concerning approval of the Share Exchange Agreement between the Company and Toyota Motor Corporation	3

Attachment 1:	Share Exchange Agreement (Copy)	11

Attachment 2:	Articles of Incorporation of Toyota Motor Corporation	14

Attachment 3:	Financial Statements, etc. for the last fiscal year of Toyota Motor Corporation	20

Reference Material:	Timely disclosure document at the Tokyo Stock Exchange as of July 13, 2011 “Notice regarding making the Company into a wholly-owned subsidiary of Toyota Motor Corporation through a share exchange and commencing discussion of a proposed integration among the Company, Central Motor Co., Ltd. and Toyota Motor Tohoku Corporation” (Excerpt)	63

Reference Documents for General Shareholders’ Meeting

Proposed Resolutions and Reference Matters

Proposed Resolution:	Matters concerning Approval of the Share Exchange Agreement between the Company and Toyota Motor Corporation

The boards of directors of the Company and Toyota Motor Corporation (“Toyota”), respectively, resolved at the meetings of their boards of directors held on July 13, 2011, that they will conduct a share exchange under which Toyota is a To-Be Parent Company and the Company is a To-Be Subsidiary (the “Share Exchange”), and as of the same date, they entered into the share exchange agreement (the “Share Exchange Agreement”) between themselves.

We would appreciate it if you would approve the execution of the Share Exchange Agreement.

The expected effective date of the Share Exchange is January 1, 2012.

With respect to Toyota, Toyota will carry out the summary share exchange process in accordance with Article 796, Paragraph 3 of the Companies Act, and will conduct the Share Exchange without obtaining the approval of the general meeting of shareholders of Toyota.

If the proposed resolution is approved, Toyota will be the wholly-owning parent company of the Company as of January 1, 2012, which is the expected effective date of the Share Exchange, the Company will be a wholly-owned subsidiary of Toyota, and the Company’s stock will be delisted as of December 28, 2011 (the last day of trading is December 27, 2011).

1.	Reasons for Share Exchange

The Company commenced the manufacture of automobiles in the name of Kanto Electric Motor Works, Ltd. in 1946 in Yokosuka-city, and commenced the manufacture of the Toyopet SBP Sedan in 1949. In the following year, 1950, the Company changed its name to Kanto Auto Works, Ltd., and completely switched to the manufacture of automobile bodies for Toyopet. The Company has been further expanding its operations through the establishment of domestic plants in Higashi Fuji and Iwate in 1967 and 1993, respectively, and the commencement of production for Toyota Office and Toyota Home in the mid-1970s, and the establishment of a parts manufacturing subsidiary in Brazil in 2006.

Toyota made an initial investment in the Company in 1954. The Company became a consolidated subsidiary of Toyota on a control basis under Japanese GAAP in 2000, and under U.S. GAAP in 2003 when Toyota acquired directly or indirectly 50.46% of the issued shares of the Company. The business partnership between the two companies has been developed as such.

The Company has supported Toyota in the development and manufacture of many Toyota vehicles; and has significantly contributed to the domestic and global businesses of the Toyota group through the development of vehicles produced in overseas countries, the support of the preparation for overseas production and its own parts production business.

In March 2011, Toyota unveiled the “Toyota Global Vision,” which represents Toyota’s commitment to being a company that customers choose and that brings a smile to the face of every customer who chooses it.

The Toyota group companies operate under shared values and ideals to implement concrete measures in order to achieve the objectives of the Toyota Global Vision. The economic environment surrounding the Toyota group is changing rapidly and dramatically, with automotive markets expanding primarily in China, India and other emerging countries. However, the Toyota group’s business environment will remain highly competitive mainly due to the rapid increase in vehicle unit sales by automotive manufacturers in South Korea, North America and Europe, as well as intense competition in the technical development of green vehicles such as hybrid vehicles and electric vehicles. Given these highly competitive business conditions, it is essential for Toyota to build a business framework that will enable it to utilize its group resources to the fullest extent in order to strengthen overall group performance.

Under the shared concept of the Toyota Global Vision, the Company has established a new vision, in that it aims to become a comprehensive manufacturer that is responsible for the various stages, from planning, development through to production of vehicle and component units mainly of compact vehicles toward the expansion of business overseas.

Going forward, the Company aims to utilize the know-how and strengths it has developed and proactively perform the following two strengthened roles within the Toyota group.

a. Expanded role in the planning, developing and manufacturing of primarily compact vehicles

The Company aims to be actively involved in all processes related to Toyota brand compact vehicles, beginning with the initial planning stage. By developing vehicles by model line (including variants) rather than by individual model, the Company aims to be able to efficiently plan and develop vehicles that match customers’ needs. The Company also aims to strengthen the procurement of local supplies and integrate the development-to-production and procurement processes in order to manufacture globally competitive compact vehicles. The Company aims to work to promote measures integrated with Toyota’s global product strategy to make better vehicles through marketing efforts such as studies of customer needs and technological developments aimed at increasing product appeal.

b. Expanded role for the overseas production of compact vehicles

The Company will strive to develop compact vehicles that satisfy the preferences of customers around the world, and to utilize its know-how to strengthen the overseas businesses. In addition, the Company aims to actively contribute to the global expansion of Toyota through the overseas production of parts and components. To this end, the Company intends to work closely with Toyota and its group companies overseas.

The Company’s role within the Toyota group will change significantly from a supporting role in the development and production of Toyota vehicles, to a leading role in the planning, development, and manufacturing of compact vehicles as a vehicle manufacturing hub in the Tohoku area and an active role in the overseas businesses. In order to accomplish these roles, it is indispensable for the Company to work with Toyota more closely in carrying out a part of Toyota’s business strategy, primarily through the planning and performing of the marketing activity, the product strategy and the supply strategy including the overseas business. Accordingly, Toyota and the Company concluded that it was the most appropriate approach to make the Company a wholly-owned subsidiary of Toyota in order to clarify responsibilities and streamline decision-making between the two companies.

In addition to the Share Exchange, the Company will begin discussions with Central Motor Co., Ltd., which mainly manufactures compact vehicles in Miyagi Prefecture, and Toyota Motor Tohoku Corporation, which manufactures suspension parts and materials as well as electronic unit components in Miyagi Prefecture, aiming to combine their businesses to become the third vehicle manufacturing hub in the Tohoku area, following the Chubu and Kyushu area, on the assumption that the Company will be a wholly-owned subsidiary of Toyota as a result of the Share Exchange.

It is critical to promote reforms to integrate the manufacture of vehicles and unit parts in order to become a general automobile manufacturer capable of delivering globally competitive compact vehicles. Specifically, it will be important to work towards efficient production collaborating with suppliers in the Tohoku area, as well as to develop efficiently and quickly vehicles and units as a whole. The three companies share an understanding that the realization of these reforms necessitate the integration of the three companies, and are preparing for the merger of the three companies.

By making the Company its wholly-owned subsidiary, Toyota would be able to streamline its business structure to better achieve the initiatives of the Toyota Global Vision, while the Company becomes the core of Toyota group’s management strategy being responsible primarily for compact vehicles. As a result, the Company and Toyota’s alliance of shared values and vision would be strengthened, and the two companies would be able to achieve higher levels of business, which Toyota and the Company believe would increase the corporate value of both companies.

2.	Outline of Contents of Share Exchange

For the contents of the Share Exchange Agreement entered into between the Company and Toyota as of July 13, 2011, please refer to the Attachment 1 enclosed herein.

3.	Matters concerning Appropriateness of Consideration of Share Exchange

A. Matters concerning appropriateness of the total number of consideration for the Share Exchange and allotment thereof

0.25 shares of Toyota common stock will be delivered in exchange for one share of the Company’s stock in the Share Exchange.

a. Basis for calculation

In order to ensure the fairness of the share exchange ratio for the Share Exchange (the “Share Exchange Ratio”), both companies decided to respectively retain third party institutions for the calculation of the Stock Exchange Ratio, independent from both companies; the Company retained Mitsubishi UFJ Morgan Stanley (“MUMSS”), and Toyota retained Nomura Securities Co., Ltd. (“Nomura”) as their respective third party institutions to perform the calculation of the Share Exchange Ratio.

In calculating the stock value, MUMSS principally applied to Toyota common stock an Average Market Price Analysis with the closing market prices of the Toyota common stock on the First Section of the Tokyo Stock Exchange as of July 11, 2011, the reference date, and in the one-week, one-month and three-month periods before the reference date, which analysis was concluded to be an appropriate valuation since Toyota common stock is listed on the financial instruments exchange and has sufficient liquidity due to large market capitalization. MUMSS also applied to the Company common stock (i) an Average Market Price Analysis with the closing market prices of the Company common stock on the First Section of the Tokyo Stock Exchange as of July 11, 2011, the reference date, and in the one-week, one-month and three-month periods before the reference date, since the Company common stock is listed on the financial instruments exchange and has market value, (ii) a Comparable Companies Analysis since there are more than one comparable companies as benchmarks, and (iii) a DCF Analysis in order to reflect future business activities in the valuation. The following is the share exchange ratio against Toyota common stock value per share that was calculated in range data using each of the analysis:

Analysis	Calculated Share Exchange Ratio
Average Market Price Analysis	0.155 – 0.231
Comparable Companies Analysis	0.131 – 0.233
DCF Analysis	0.168 – 0.269

In calculating the share exchange ratio, MUMSS used information that was provided by two companies and public information, without any independent testing for accuracy and completeness, on the assumption that the information was accurate and complete. MUMSS did not, of itself or through a third party valuation institution, perform a valuation of assets and liabilities, including off-balance-sheet assets and liabilities and other contingent liabilities, of the two companies and their affiliates.

MUMSS also assumed that the financial projection of the Company had been reasonably prepared based on the projections and judgment of the Company’s management that are considered to be optimal at this point. The above valuation by MUMSS is based on information available as of July 11, 2011.

MUMSS provided the board of directors of the Company with the fairness opinion dated July 12, 2011, stating that the Share Exchange Ratio was fair to shareholders of the Company, excluding controlling shareholders (as defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules”), from a financial perspective under assumed terms and conditions in accordance with requests from the board of directors of the Company.

In calculating the stock value, Nomura applied to Toyota common stock (i) an Average Market Price Analysis, since Toyota common stock is listed on the financial instruments exchange and has market value, under which the closing market price of Toyota common stock on the First Section of the Tokyo Stock Exchange as of July 11, 2011, the reference date, the average closing market price for one week from July 5, 2011 to the reference date, the average closing market price for one month from June 13, 2011 to the reference date, the average closing market price for three months from April 12, 2011 to the reference date, the average closing market price for six months from January 12, 2011 to the reference date were considered, and (ii) a Discounted Cash Flow (DCF) Analysis in order to reflect future business activities in valuation. Nomura also applied to the Company common stock (i) an Average Market Price Analysis, since the Company common stock is listed on the financial instruments exchange and has market value, under which the closing market price of the Company common stock on the First Section of the Tokyo Stock Exchange on July 11, 2011, the reference date, the average closing market price for one week from July 5, 2011 to the reference date, the average closing market price for one month from June 13, 2011 to the reference date, the average closing market price for three months from April 12, 2011 to the reference date, and the average closing market price for six months from January 12, 2011 to the reference date were considered, (ii) a Comparable Companies Analysis, since there are more than one comparable companies as benchmark, and (iii) a DCF Analysis in order to reflect future business activities in valuation. The following is the share exchange ratio against Toyota common stock value per share that was calculated in range data using each of the analyses:

Analysis	Calculated Share Exchange Ratio
Average Market Price Analysis	0.18 – 0.23
Comparable Companies Analysis	0.11 – 0.35
DCF Analysis	0.15 – 0.30

In calculating the share exchange ratio, Nomura used information that was provided by two companies and public information, without any independent testing for accuracy and completeness, on the assumption that such information was accurate and complete. Nomura did not, of itself or through a third party valuation institution, perform a valuation of assets and liabilities, including off-balance-sheet assets and liabilities and other contingent liabilities, of the two companies and their affiliates.

Nomura also assumed that the financial projection of the Company and Toyota had been reasonably prepared based on the projection and judgment of the Company and Toyota, respectively, that are considered to be optimal at this point. Above valuation by Nomura is based on information available and economic conditions as of July 11, 2011.

Financial projections prepared by the Company for the use of MUMSS and Nomura in applying a DCF Analysis included the fiscal year in which a significant increase or decrease in earnings is expected, which is due to the possible effect of the Great East Japan Earthquake in March 2011 and a possible improvement in performance as a result of cost reduction. Financial projections prepared by Toyota for the use of Nomura in applying a DCF Analysis included the fiscal year in which a significant increase or decrease in earnings is expected, which is due to the possible effect of the Great East Japan Earthquake in March 2011.

b. Background of the calculation

As a result of subsequent discussion and negotiation between Toyota and the Company, which took into account the results of the calculation of the Share Exchange Ratio by the two third party valuation institutions, each company concluded that the Share Exchange Ratio was fair and did not impair the interests of shareholders of each company. Consequently, Toyota and the Company approved conducting the Share Exchange at its board of directors meeting held on July 13, 2011, and signed the Share Exchange Agreement on the same day.

The Share Exchange Ratio may be changed upon mutual consultation between the two companies, if any basic factors for the calculation of the Share Exchange Ratio materially change.

c. Relationship with valuation institutions

MUMSS, a financial advisor (a valuation institution) of the Company, is not a related party of the Company or Toyota and has no material interests in the Share Exchange. Nomura, a financial advisor (a valuation institution) of Toyota, is not a related party of Toyota or the Company and has no material interests in the Share Exchange.

B.	Reasons for choosing shares of Toyota common stock as consideration of the Share Exchange

The Company and Toyota chose shares of the common stocks of Toyota, a To-Be Parent Company of the Share Exchange, as consideration of the Share Exchange.

The Company believes such choice to be appropriate because (i) if the shareholders of the Company receive Toyota common stocks as consideration of the Stock Exchange, it will be possible for the shareholders of the Company to enjoy the earnings of the Company that would come from the synergy resulting from the Share Exchange, and (ii) the trading volume of Toyota common stock at the stock exchanges is large, and therefore, Toyota common stocks have certain liquidity. Since we believe that the Share Exchange will increase the corporate value of both companies, we believe that we are able to respond to the expectations of the shareholders of the Company who will hold the shares of Toyota common stocks.

C.	Measures taken in order not to injure the interests of shareholders other than Toyota

Since Toyota owns 50.47% of shares of the Company’s issued stock, directly or indirectly, the Company took the measures below in order to ensure the fairness of the Share Exchange Ratio and to avoid possible conflict of interests.

a. Valuation report from third party institution

For the Share Exchange, the Company made a request of MUMSS, a third party valuation institution, for a calculation of the Share Exchange. The Company had discussions and negotiation with Toyota having taken such calculation into account, and approved the Share Exchange and Share Exchange Ratio at its board of directors meeting held on July 13, 2011.

In addition, the board of directors of the Company obtained from MUMSS a fairness opinion on July 12, 2011, in which it is stated that the Share Exchange Ratio was fair to shareholders of the Company, excluding controlling shareholders (as defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules”), from a financial perspective under certain assumed terms and conditions, which represented its opinion that the Share Exchange Ratio will not impair the interests of the minority shareholders of the Company.

b. Advice from law firms

The Company retained Nagashima Ohno & Tsunematsu as its legal counsel to receive advice on legal matters with respect to the method and necessary steps for resolutions of the board of directors, including the necessary steps for the Share Exchange.

c. Approval/opinion of directors and corporate auditors who have no interest in the Share Exchange

Of the seven directors of the Company, Mr. Yasuhiko Ichihashi, executive vice president and representative director, was a senior managing director of Toyota up until 2010, and he is currently still an advisor of Toyota. In order to ensure the fairness of decision making at the Company and avoid conflict of interests, Mr. Ichihashi did not participate in the deliberation and resolution of the Share Exchange Ratio and the Share Exchange at the board of directors meeting at the Company or in the discussions and negotiation with Toyota on behalf of the Company. In addition, except for Mr. Wahei Hirai, who was an advisor of Toyota up until the end of June 2011, all corporate auditors participated in the deliberations at the board of directors meeting held on July 13, 2011, and stated that they were not aware of any breach of due care of a prudent manager or duty of loyalty with respect to the Company entering into the Share Exchange Agreement with Toyota.

D.	Matters concerning appropriateness of stated capital and reserve of Toyota

a. Stated capital and reserve of Toyota upon the Share Exchange

Stated Capital:	0 yen
Capital Reserve:	Minimum amount to be increased in accordance with the relevant laws and ordinances
Retained Earnings Reserve:	0 yen

b. The above mentioned amounts of stated capital and reserve are determined based on the consideration of financial circumstances, exercise of agile capital policy and other matters, and we consider them appropriate.

4.	Matters that Serve as Reference for Consideration of Share Exchange

A.	Articles of Incorporation of Toyota

For the details of the Articles of Incorporation of Toyota, please refer to the Attachment 2 enclosed herein.

B.	Matters concerning method of change of consideration for the Share Exchange into cash

Shares of Toyota common stock are traded on the Tokyo Stock Exchange, the Nagoya Stock Exchange, Fukuoka Stock Exchange, Sapporo Stock Exchange, New York Stock Exchange (in the form of ADSs) and London Stock Exchange. You may trade shares of Toyota common stock through domestic securities companies, etc.

C.	Market price of consideration for the Share Exchange

The following table sets forth information on changes of stock prices of Toyota at the Tokyo Stock Exchange.

	March 2011	April 2011	May 2011	June 2011	July 2011	August 2011
Highest	¥3,865	¥3,380	¥3,425	¥3,420	¥3,480	¥3,220
Lowest	¥2,830	¥3,095	¥3,165	¥3,155	¥3,145	¥2,696
Average of Closing Price	¥3,457	¥3,252	¥3,303	¥3,248	¥3,332	¥2,881

For the average closing price of Toyota common stock at Tokyo Stock Exchange for the period preceding the reference date (July 11, 2011) for the valuation of Toyota common stock for the Share Exchange, please refer to the chart below.

1	Closing Price of July 11, 2011	¥3,420
2	Average Closing Price for the period of one week preceding July 11, 2011	¥3,416
3	Average Closing Price for the period of one month preceding July 11, 2011	¥3,287
4	Average Closing Price for the period of three months preceding July 11, 2011	¥3,278
5	Average Closing Price for the period of six months preceding July 11, 2011	¥3,397

You may find the information on the latest stock price of Toyota common stock at the website of Tokyo Stock Exchange (http://www.tse.or.jp/), etc.

D.	Balance sheet of Toyota

Because Toyota has filed the annual securities reports, we have not referred to this matter.

5.	Appropriateness of terms and conditions of the Share Exchange for Stock Acquisition Rights

Not applicable

6.	Matters Concerning Financial Statements

A.	Details of financial statements for the last fiscal year of Toyota (Fiscal Year ending on March 2011)

For the details of the Financial Statements for the last fiscal year of Toyota (the fiscal year ending on March 2011), please refer to Attachment 3 enclosed herein.

B.	Disposal of material assets, incurrence of material liability and other matters that would materially affect the Toyota’s assets

Not applicable

C.	Disposal of material assets, incurrence of material liability and other matters that would materially affect the Company’s assets

Not applicable

(Note)

Once the proposed resolution is approved, shares of the Company’s common stock held by you will be treated as follows:

A) Delisting of the Company’s common stock

The Company will become a wholly-owned subsidiary of Toyota on the effective date of the Share Exchange (expected on January 1, 2012), and the Company’s common stock will be delisted on December 28, 2011, (the last trading day is December 27, 2011).

B) Toyota common stocks to be delivered

a)	Treatment of Shares of One Unit

The shareholders who have more than 400 shares of Kanto common stock will hold more than 100 shares (one unit) of Toyota common stock as a result of the Share Exchange, and may enjoy the liquidity of Toyota common stock because Toyota common stock is listed on the stock exchanges in Tokyo, Osaka, Nagoya, Fukuoka, and Sapporo and may be traded on such financial instruments exchanges even after the effective date of the Share Exchange.

b)	Treatment of Shares Less than One Unit

The shareholders of the Company’s stock who hold less than 400 shares of the Company’s common stock will hold only shares less than 100 shares (one unit) of Toyota common stock. Although the shareholders who will hold shares less than one unit of Toyota common stock will be unable to sell such shares on the stock exchanges, such shareholders who will hold shares less than one unit of Toyota common stock may request Toyota to purchase those shares.

c)	Treatment of Fractions of Less than One Share

To the shareholders of Kanto common stock who will be allotted less than one share of Toyota common stock in the Share Exchange, Toyota will pay the cash amount equivalent to such fractional shares instead of actually delivering such fractional shares in accordance with Article 234 of the Companies Act.

Attachment 1

[English Translation for reference purposes only. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail.]

SHARE EXCHANGE AGREEMENT (ENGLISH TRANSLATION)

Share Exchange Agreement

Toyota Motor Corporation (“Toyota”) and Kanto Auto Works, Ltd. (“Kanto”) have entered into this Share Exchange Agreement (this “Agreement”) on July 13, 2011 (the “Execution Date”) as follows in order to implement Toyota’s global vision promptly and with certainty, and for the purpose of maximizing the Toyota group’s overall strength by promoting Kanto to an active role handling planning and development through to the production of vehicle types in which Kanto specializes.

Article 1.    Share Exchange

Toyota and Kanto shall conduct a share exchange through which Toyota will become the wholly owning parent company of Kanto and Kanto will become a wholly owned subsidiary of Toyota (the “Share Exchange”), and through which Toyota shall acquire all of the issued shares of Kanto (except for the shares of Kanto already held by Toyota; this same exception shall apply hereinafter).

Article 2.    Trade Names and Addresses of the Parties

The trade names and addresses of Toyota and Kanto are as follows:

Toyota:	Trade Name:	Toyota Motor Corporation

	Address:	1 Toyota-cho, Toyota City, Aichi Prefecture

Kanto:	Trade Name:	Kanto Auto Works, Ltd.

	Address:	Tauraminato-cho, Yokosuka City, Kanagawa Prefecture

Article 3.    Shares to be Delivered Upon the Share Exchange and Allotment Thereof

1	Upon effectiveness of the Share Exchange, Toyota shall deliver to shareholders of Kanto common stock (excluding Toyota; this same exclusion shall apply hereinafter), in exchange for Kanto common stock, the number of Toyota common stock calculated by multiplying the total number of Kanto common stock held by the holders of Kanto common stock as of the time immediately preceding the Share Exchange (the “Reference Time”) by 0.25.

2	Upon effectiveness of the Share Exchange, Toyota shall allot to shareholders of Kanto common stock as of the Reference Time, 0.25 Toyota common stock for each of Kanto’s common stock held by such shareholders.

3	With respect to any fractional shares comprising less than one share of Toyota common stock that are required to be allotted and delivered under the preceding two Paragraphs, Toyota shall handle them in accordance with Article 234 of the Companies Act.

Article 4.    Amounts of Stated Capital and Reserves of Toyota

The increases in the amounts of the stated capital, capital reserves and retained earnings reserves of Toyota due to the Share Exchange are as follows:

(1)	Stated Capital:	JPY 0
(2)	Capital Reserves:	Minimum amount required to be increased pursuant to applicable laws and regulations.
(3)	Retained Earnings Reserves:	JPY 0

Article 5.    Effective Date

The date on which the Share Exchange takes effect (the “Effective Date”) shall be January 1, 2012, provided, however, that Toyota and Kanto may change such date as necessary in accordance with the progress of the Share Exchange, upon mutual consultation.

Article 6.    Shareholders Meeting to Approve the Share Exchange Agreement

1	Pursuant to the provisions of Article 796, main clause of Paragraph 3 of the Companies Act, Toyota shall conduct the Share Exchange without obtaining the approval at a shareholders meeting stipulated in Article 795, Paragraph 1 of the Companies Act; provided, however, that if, pursuant to the provisions of Article 796, Paragraph 4 of the Companies Act, approval of this Agreement at a shareholders meeting of Toyota becomes necessary, Toyota shall obtain the approval of this Agreement at a shareholders meeting no later than the day immediately preceding the Effective Date.

2	Kanto shall obtain shareholders’ approval of this Agreement pursuant to Article 783, Paragraph 1 of the Companies Act at the extraordinary meeting of shareholders scheduled to be convened in late November 2011.

Article 7.    Duty of Care, Other

1	During the period commencing from the Execution Date until the Effective Date, each of Toyota and Kanto shall conduct its business and manage its assets with the due care of a prudent manager, and Toyota and Kanto shall consult with each other before either party takes any action that would materially affect such assets, rights or obligations.

2	By resolution of the Board of Directors of Kanto at a meeting of the Board of Directors to be held no later than the day immediately preceding the Effective Date, Kanto shall cancel, by the Reference Time, all of its treasury shares held by Kanto and those that will be held by Kanto by the Reference Time (including the treasury shares to be acquired through the purchases related to any dissenting shareholders’ exercise of their appraisal rights pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange).

3	Kanto shall cancel all of its issued share acquisition rights no later than the Reference Time.

Article 8.    Modification and Termination of this Agreement

Toyota and Kanto may, upon mutual consultation, modify or terminate this Agreement, if, during the period commencing from the Execution Date until the Effective Date, due to an act of god or other events, (i) a material change occurs to the assets or results of operations of Toyota or Kanto, (ii) a material impediment arises in the implementation of the Share Exchange or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement.

Article 9.    Force and Effect of this Agreement

This Agreement shall cease to have any effect if (i) this Agreement is not approved at a shareholders meeting of Toyota no later than the day immediately preceding the Effective Date, if a shareholder holding the number of shares stipulated under Article 197 of the Ordinance of Enforcement of the Companies Act has submitted the notification pursuant to Article 796, Paragraph 4 of the Companies Act, (ii) this Agreement is not approved at a shareholders meeting of Kanto no later than the day immediately preceding the Effective Date, (iii) any of the approvals from the relevant regulatory authorities that are required by the laws and regulations of Japan or any other jurisdiction are not obtained, including, but not limited to, failure of any filings submitted to the relevant regulatory authorities to take effect or (iv) this Agreement has been terminated pursuant to the preceding Article 8.

Article 10.    Matters for Consultation

In addition to the matters set forth in this Agreement, matters necessary with respect to the Share Exchange shall be determined by consultation between Toyota and Kanto in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, and upon signing hereof, each of Toyota and Kanto retains one (1) original hereof.

July 13, 2011

Toyota:

1 Toyota-cho, Toyota City, Aichi Prefecture

Toyota Motor Corporation

Director and President

/s/ AKIO TOYODA

Kanto:

Tauraminato-cho, Yokosuka City, Kanagawa Prefecture

Kanto Auto Works, Ltd.

Director and President

/s/ TETSUO HATTORI

Attachment 2

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

TOYOTA MOTOR CORPORATION

(As amended on June 17, 2011)

CHAPTER I.

GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Corporation shall be “Toyota Jidosha Kabushiki Kaisha” to be expressed in English as “TOYOTA MOTOR CORPORATION”.

Article 2. (Purpose)

The purpose of the Corporation shall be to engage in the following businesses:

(1)	the manufacture, sale, leasing and repair of motor vehicles, industrial vehicles, ships, aircraft, other transportation machinery and apparatus, spacecraft and space machinery and apparatus, and parts thereof;

(2)	the manufacture, sale, leasing and repair of industrial machinery and apparatus and other general machinery and apparatus, and parts thereof;

(3)	the manufacture, sale, leasing and repair of electrical machinery and apparatus, and parts thereof;

(4)	the manufacture, sale, leasing and repair of measuring machinery and apparatus, and medical machinery and apparatus, and parts thereof;

(5)	the manufacture and sale of ceramics and products of synthetic resins, and materials thereof;

(6)	the manufacture, sale and repair of construction materials and equipment, furnishings and fixtures for residential buildings;

(7)	the planning, designing, supervision, execution and undertaking of construction works, civil engineering works, land development, urban development and regional development;

(8)	the sale, purchase, leasing, brokerage and management of real estate;

(9)	the service of information processing, information communications and information supply, and the development, sale and leasing of software;

(10)	the design and development of product sales systems that utilize networks such as the Internet; sale, leasing, maintenance of computers included within such systems, and sale of products by utilizing such systems;

(11)	the inland transportation, marine transportation, air transportation, stevedoring, warehousing and tourism businesses;

(12)	the printing, publishing, advertising and publicity, general leasing, security and workers dispatch businesses;

(13)	the credit card operations, purchase and sale of securities, investment consulting, investment trust operation, and other financial services;

(14)	the operation and management of such facilities as parking lots, showrooms, educational facilities, medical care facilities, sports facilities, marinas, airfields, food and drink stands and restaurants, lodging facilities, retail stores and others;

(15)	the non-life insurance agency business and life insurance agency business;

(16)	the production and processing by using biotechnology of agricultural products including trees, and the sale of such products;

(17)	the sale of goods related to each of the preceding items and mineral oil;

(18)	the conducting of engineering, consulting, invention and research relating to each of the preceding items and the utilization of such invention and research; and

(19)	any businesses incidental to or related to any of the preceding items.

Article 3. (Location of Principal Office)

The principal office of the Corporation shall be located in Toyota City, Aichi Prefecture, Japan.

Article 4. (Public Notices)

Public notices of the Corporation shall be given electronically; provided, however, that in the case that an electronic public notice is impracticable due to an accident or any other unavoidable reason, public notices of the Corporation shall be given in the newspaper “The Nihon Keizai Shimbun”.

CHAPTER II.

SHARES

Article 5. (Total Number of Authorized Shares)

The total number of shares which the Corporation is authorized to issue shall be ten billion (10,000,000,000).

Article 6. (Number of Shares Constituting One Unit (tangen) and Rights to Shares Constituting Less than One Unit (tangen))

1.	The number of shares constituting one unit (tangen) of shares of the Corporation shall be one hundred (100).

2.	The shareholders of the Corporation are not entitled to exercise any rights to shares constituting less than one unit (tangen) of shares held by the shareholders, other than the rights provided for in each Item of Article 189, Paragraph 2 of the Corporation Act (Kaisha-hou).

Article 7. (Acquisition of Own Shares)

The Corporation may acquire its own shares by a resolution of the Board of Directors in accordance with the provisions of Article 165, Paragraph 2 of the Corporation Act.

Article 8. (Transfer Agent)

1.	The Corporation shall have a transfer agent (Kabunushimeibo-Kanrinin).

2.	The transfer agent and the location of its office shall be designated by a resolution of the Board of Directors, and public notice thereof shall be given.

3.	The register of shareholders and the register of stock acquisition rights shall be kept at the office of the transfer agent. The entry or recording into the register of shareholders and the register of stock acquisition rights, the purchase of shares constituting less than one unit (tangen) and any other matters related to the shares and stock acquisition rights shall be handled by the transfer agent and not by the Corporation.

Article 9. (Share Handling Regulations)

The procedures for and fees for the entry or recording into the register of shareholders and the register of stock acquisition rights, purchasing shares constituting less than one unit (tangen) and any other matters relating to the handling of shares and stock acquisition rights shall be subject to the Share Handling Regulations established by the Board of Directors.

Article 10. (Record Date)

1.	The Corporation shall deem any shareholder entered or recorded in the final register of shareholders as of March 31 in such year to be a shareholder entitled to exercise its rights at the ordinary general meeting of shareholders for that business year.

2.	In addition to the case provided for in the preceding paragraph, the Corporation may, after giving prior public notice, fix a date as the record date, where it deems it necessary to do so.

CHAPTER III.

GENERAL MEETINGS OF SHAREHOLDERS

Article 11. (Ordinary General Meetings and Extraordinary General Meetings of Shareholders)

1.	The ordinary general meeting of shareholders of the Corporation shall be convened in June of each year. Extraordinary general meetings of shareholders may be called whenever necessary.

2.	Each general meeting of shareholders may be convened at the place where the principal office of the Corporation is located, or at a place adjacent thereto, or in Nagoya City.

Article 12. (Resolutions)

1.	All resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting who are entitled to vote, unless otherwise provided by laws and regulations or these Articles of Incorporation of the Corporation.

2.	Special resolutions as specified by Article 309, Paragraph 2 of the Corporation Act shall be adopted by not less than two-thirds (2/3) of the votes of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

Article 13. (Chairman of General Meeting)

1.	The Chairman of the Board or the President of the Corporation shall preside as chairman at a general meeting of shareholders.

2.	In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, another Director of the Corporation shall preside in their place according to the order of precedence previously established by the Board of Directors.

Article 14. (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise its voting rights by proxy, provided, however, that the proxy shall be a shareholder of the Corporation who is entitled to exercise its own voting rights.

2.	In cases where the preceding paragraph applies, the shareholder or its proxy shall file with the Corporation a document establishing the proxy’s power of representation for each general meeting of shareholders.

3.	The Corporation may refuse a shareholder having two (2) or more proxies attend a general meeting of shareholders.

Article 15. (Deemed Delivery of Reference Documents, etc. for General Meeting of Shareholders)

Upon convening a general meeting of shareholders, the Corporation may deem that the information which is required to be described or indicated in reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements shall be provided to the shareholders, in the event that it is disclosed, pursuant to laws and regulations, through the method by which shareholders may receive such information through an electronic means.

CHAPTER IV.

DIRECTORS AND BOARD OF DIRECTORS

Article 16. (Number of Directors)

The Corporation shall have no more than twenty (20) Directors.

Article 17. (Election of Directors)

1.	Directors shall be elected by a resolution of a general meeting of shareholders.

2.	A resolution for the election of Directors shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

3.	The election of Directors shall not be made by cumulative voting.

Article 18. (Term of Office of Directors)

1.	The term of office of Directors shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within one (1) year after their election.

2.	The term of office of any Director elected in order to increase the number of Directors or to fill a vacancy shall be the balance of the term of office of the other Directors who hold office at the time of his/ her election.

Article 19. (Board of Directors)

1.	The Corporation shall have a Board of Directors.

2.	Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3.	With respect to matters to be resolved by the Board of Directors, the Corporation shall deem that such matters were approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Corporate Auditor expresses his/her objection to such matters.

4.	In addition to the preceding two (2) paragraphs, the management of the Board of Directors shall be subject to the Regulations of the Board of Directors established by the Board of Directors.

Article 20. (Representative Directors and Executive Directors)

1.	The Board of Directors shall designate one or more Representative Directors by its resolution.

2.	The Board of Directors may appoint one Chairman of the Board, one President and one or more Vice Chairman of the Board and Executive Vice Presidents by its resolution.

Article 21. (Honorary Chairmen and Senior Advisors)

The Board of Directors may appoint Honorary Chairmen and Senior Advisors by its resolution.

Article 22. (Exemption from Liability of Directors)

In accordance with the provisions of Article 426, Paragraph 1 of the Corporation Act, the Corporation may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from liabilities provided for in Article 423, Paragraph 1 of the Corporation Act within the limits stipulated by laws and regulations.

CHAPTER V.

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 23. (Establishment of Corporate Auditors and Number of Corporate Auditors)

The Corporation shall have no more than seven (7) Corporate Auditors.

Article 24. (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected by a resolution of a general meeting of shareholders.

2.	A resolution for the election of Corporate Auditors shall be adopted by a majority vote of the shareholders present at the meeting who hold shares representing in aggregate not less than one-third (1/3) of the voting rights of all the shareholders who are entitled to vote.

Article 25. (Term of Office of Corporate Auditors)

1.	The term of office of Corporate Auditors shall expire at the closing of the ordinary general meeting of shareholders to be held for the last business year of the Corporation ending within four (4) years after their election.

2.	The term of office of any Corporate Auditor elected to fill a vacancy shall be the balance of the term of office of the Corporate Auditor whom he/she succeeds.

Article 26. (Board of Corporate Auditors)

1.	The Corporation shall have a Board of Corporate Auditors.

2.	Notice of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days before the date of the meeting. In case of urgency, however, such period may be shortened.

3.	In addition to the provisions of the preceding paragraph, the management of the Board of Corporate Auditors shall be subject to the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

Article 27. (Full-time Corporate Auditor)

The Board of Corporate Auditors shall, by its resolution, select one or more full-time Corporate Auditors.

Article 28. (Exemption from Liability of Corporate Auditors)

In accordance with the provisions of Article 426, Paragraph 1 of the Corporation Act, the Corporation may, by a resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from liabilities provided for in Article 423, Paragraph 1 of the Corporation Act within the limits stipulated by laws and regulations.

Article 29. (Liability Limitation Agreement with Outside Corporate Auditors)

In accordance with the provisions of Article 427, Paragraph 1 of the Corporation Act, the Corporation may enter into an agreement with outside Corporate Auditors, limiting liabilities provided for in Article 423, Paragraph 1 of the Corporation Act.

CHAPTER VI.

ACCOUNTING AUDITOR

Article 30. (Accounting Auditor)

The Corporation shall have an Accounting Auditor (kaikeikansa-nin).

CHAPTER VII.

ACCOUNTS

Article 31. (Business Year)

The business year of the Corporation shall be one (1) year from April 1 of each year until March 31 of the following year.

Article 32. (Dividends from Surplus, etc.)

1.	Dividends from Surplus of the Corporation shall be paid to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of March 31 of each year.

2.	The Corporation may, by a resolution of the Board of Directors, distribute dividends from surplus as provided for in Article 454, Paragraph 5 of the Corporation Act to the shareholders or registered share pledgees entered or recorded in the final register of shareholders as of September 30 of each year.

3.	In addition to the preceding two (2) paragraphs, the Corporation may, by a resolution of the Board of Directors, decide on matters provided for in each Item of Article 459, Paragraph 1 of the Corporation Act.

4.	No interest shall be paid on unpaid dividends from surplus.

Article 33. (Dispensation from Payment of Dividends from Surplus, etc.)

In the case where the dividends from surplus are paid by cash, the Corporation shall not be obliged to pay any dividends from surplus after three (3) years have expired from the date of tender thereof.

Attachment 3

Business Report (Fiscal Year under review: April 1, 2010 through March 31, 2011)

1. Outlook of Associated Companies

(1) Progress and Achievement in Operation

General Economic Environment in FY2011

Reviewing the general economic environment for the fiscal year ended March 2011 (“FY2011”), the world economy is improving mainly due to the effect of the expansion of domestic demands and exports in emerging countries especially in Asia, and the economic stimulus measures undertaken by various countries. Although the Japanese economy has gained momentum from improved corporate revenues and rallies in exports and production, it is still facing dire challenges linked to the persistently low employment figures and to the weakened economic activity resulting from the impact of the Great East Japan Earthquake.

For automobile industry, market has expanded especially in emerging countries such as China, and technological development and new product launches have been accelerated, caused by increase of customers’ demands for the compact cars and low-price cars, and growth of worldwide environmental consciousness.

Overview of Operations

In this business environment, Toyota Motor Corporation (“TMC”) and its consolidated subsidiaries (together “Toyota”) have striven to manufacture “good automobiles” that will be accepted by our customers and society to meet with our founding mission of “contributing to society through the manufacture of automobiles.” One example is the “Etios,” a small-size vehicle launched for the Indian market last year. It was developed with the help of numerous Indian engineers and with direct consumer input. It has already earned good reputation from many customers. Toyota will continue to manufacture automobiles which meet customer needs in every country of the world including the emerging countries. The “Vitz,” a core model of the Toyota brand, was fully redesigned to meet customer’s diversifying compact-car needs, while pursuing one class higher in terms of quality, comfort, ease of use and affordability. For the Lexus brand, Toyota launched the “CT200h,” the first hybrid-only model in the premium-compact segment.

As a result of launching the new products that meet needs of customer in Japan and other countries, vigorous sales efforts with dealers in every country and region, expansion of market in emerging countries, and demand-boosting measures, in various countries, such as eco-car subsidies and tax-reductions in Japan, global vehicle sales for FY2011, including the Daihatsu and Hino brands, increased by 284 thousand units (or 3.5%) from FY2010 to a total of 8,423 thousand units.

We have made steady headway in our efforts to improve profit structure, by the strenuous efforts with all of the Toyota group to reduce fixed costs and implement thorough cost-improvement activities.

To cope with the quality issues that have emerged from the beginning of last year, we have been making improvements by establishing a Special Committee for Global Quality to investigate all causes of the quality problems such as process of design, manufacture, sales, service, and human resource development.

In addition to these activities, we agreed with Tesla Motors Inc., in May of last year to work jointly on electric vehicle development. Toyota will revisit to its founding mission as a venture company in the past by emulating the challenging spirit, quick decision-making, and flexibility that Tesla Motors has, and Toyota will take on the future challenges. Toyota will be changing its management structures in order to enable prompt management decisions based on our customer voices and information from front-line operations in each region, and to continuously check whether our management decisions are acceptable by society. Toyota will also implement other measures, including a review of the decision-making system by directors and the establishment of advisory boards in major regions such as North America, Europe, and Asia.

Consolidated Financial Results for FY2011

The consolidated financial results for FY2011 reflect the sharp appreciation of the yen and the influence of the Great East Japan Earthquake of March of this year. However, as a result of efficiency improvements of management as a whole and the thorough implementation of cost-improvement activities, together with the increases of sales, especially in the emerging countries, consolidated net revenues increased by 42.7 billion yen (or 0.2%) to 18,993.6 billion yen compared with FY2010, and consolidated operating income increased by 320. 7 billion yen (or 217.4%) to 468.2 billion yen compared with FY2010. Consolidated net income attributable to Toyota Motor Corporation increased by 198.7 billion yen (or 94.9%) to 408.1 billion yen compared with FY2010.

The breakdown of consolidated net revenues is as follows:

	Yen in millions

	FY2011 (April 2010 through March 2011)	FY2010 (April 2009 through March 2010)	Increase (Decrease)	Change (%)
Vehicles	14,507,479	14,309,595	197,884	1.4
Parts & components for overseas production	335,366	355,273	(19,907)	(5.6)
Parts	1,553,497	1,543,941	9,556	0.6
Other	926,411	978,499	(52,088)	(5.3)
Total Automotive	17,322,753	17,187,308	135,445	0.8
Financial Services	1,173,168	1,226,244	(53,076)	(4.3)
Other	497,767	537,421	(39,654)	(7.4)

Total	18,993,688	18,950,973	42,715	0.2

Notes:

1.	Consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
2.	The amounts represent net revenues from external customers.
3.	Net revenues do not include consumption taxes, etc.

Environmental Initiatives

Toyota considers addressing environmental issues as one of its top management priorities, and proactively works for the realization of a low-carbon society.

First of all, Toyota is endeavoring to further improve fuel efficiency by developing a high-efficiency gasoline engine. Toyota’s steps to expand its product line-up of hybrid vehicles and reinforce quality improvements and cost reductions for the hybrid system have resulted in accumulated sales of hybrid vehicles exceeding 3 million units in Japan and abroad. We are also making all-around efforts to develop next-generation eco-cars such as plug-in hybrid vehicles, electric vehicles, and fuel cell vehicles to satisfy the requests of customers and society.

Additionally, as for new trials towards the realization of a low-carbon society, Toyota is participating in the large-scale Plug-in Hybrid demonstration experiment in Strasbourg, France and smart grid demonstration experiments in Boulder, Colorado in the U.S.A., Toyota-shi in Aichi, and Rokkasho-mura in Aomori, Japan.

Non-Automotive Operations

In non-automotive operations, we are actively developing businesses to meet diverse customer needs. Our financial services has been steadily providing financial support to help societies to realize “a rich car life,” responding to various risks, and providing financial services customized to customer needs and regional characteristics through an expanded network covering 34 countries and regions of the world. Our housing business was transferred to Toyota Housing Corporation in October 1, 2010. We intend to respond quickly to customer requests by organizing integration and enhanced specialty in the housing business as well as prompt decision-making and flexible business management through joint efforts of development, production, and marketing.

(2) Funding

Capital investment in the automotive business is mainly financed with funds gained from business operations. Funds necessary for the financial services business are mainly financed through the issuance of bonds and medium-term notes, as well as from borrowings. The balance of debt as of the end of FY2011 was 12,401.0 billion yen.

(3) Capital Expenditures

As for capital expenditures, Toyota streamlined investment by making more effective use of its existing facilities. At the same time, Toyota focused its investment into “Eco-Cars,” including hybrid vehicles, and “emerging markets” which have strong potential for their growth. As a result of these efforts towards efficient investment, consolidated capital expenditures for FY2011 were 642.3 billion yen.

(4) Consolidated Financial Summary

	Yen in millions unless otherwise stated
	FY2008 (April 2007 through March 2008)	FY2009 (April 2008 through March 2009)	FY2010 (April 2009 through March 2010)	FY2011 (April 2010 through March 2011)
Net revenues	26,289,240	20,529,570	18,950,973	18,993,688
Operating income (loss)	2,270,375	(461,011)	147,516	468,279
Net income (loss) attributable to Toyota Motor Corporation	1,717,879	(436,937)	209,456	408,183
Net income (loss) attributable to Toyota Motor Corporation per share—Basic (yen)	540.65	(139.13)	66.79	130.17
Shareholders’ equity	12,526,194	10,600,737	10,930,443	10,920,024

Total assets	32,458,320	29,062,037	30,349,287	29,818,166

Note:

1.	Certain prior year amounts have been reclassified to conform to the presentations for the year ended March 31, 2011.
2.	“Net income (loss) attributable to Toyota Motor Corporation” is equivalent to “Net income (loss)” up to FY2009.

(5) Issues to be Addressed

As for our future business environment, although the emerging economies are expected to continue expanding, particularly in China and India, and the developed economies such as the United States and Europe are expected to continue recovering at a moderate pace, we must closely watch the various risks, such as the risks of rising oil prices and the continuing high unemployment rate in the United States and Europe. The Japanese economy is expected to pick up gradually as well, backed by recovering economies overseas and the various effects of government policies. However, the damage by the Great East Japan Earthquake was widespread and serious, and will continue to significantly affect the Japanese economy, and the momentum of Japan’s economic recovery will weaken for the time being.

There were many Toyota production bases, dealers, and suppliers in the disaster-stricken areas, and they suffered serious damage. The Toyota group, in concerted efforts, will focus on speedy rehabilitation as a top priority.

While the automotive market is expected to expand over the medium- to long-term, particularly in emerging countries, competition in the automotive market for compact cars and low-price cars will intensify and eco-cars may face fierce competition on a global scale.

In this severe business environment, the Toyota group as a whole will make an even greater effort to address the following in order to realize two of Toyota’s enduring wishes: “to be a company customers choose” and “to bring smiles to every customer who chooses Toyota.”

First, in product development, we intend to proceed with substantial improvement in design and perceived quality and the establishment of organization by which products launched at a certain region will be developed based on the customer needs of such region. For “Eco-Cars”, we will make all-around efforts to expand our product line-up of hybrid vehicles and develop next-generation eco-cars such as plug-in hybrid vehicles, electric vehicles and fuel cell vehicles, along with the high-efficiency gasoline engine.

Second, as for “emerging markets” with strong promise for future growth, we intend to reinforce core models for local production such as IMV and newly developed compact vehicles, while launching more hybrid vehicles. Through these efforts, we will build a well-balanced business structure that impartially allocates resources to both developed countries and emerging countries.

(*) IMV is an abbreviation for Innovative International Multi-purpose Vehicle, which refers to sport-utility vehicles (SUVs), pickup trucks, and other multi-purpose vehicles that is produced overseas for markets worldwide.

Third, to quickly reflect feedback from our customers around the world in our R&D, production and sales operations, we will build a structure wherein decisions can be made regionally, in areas closest to the customers.

Fourth, we will further reinforce three basic functions: quality improvement, cost reduction, and human resource development.

Based on these efforts, Toyota will contribute to realize “enriching lives of communities” through manufacturing “good automobiles” that is accepted by customers and society. This will encourage more customers to well-purchase Toyota cars and thereby lead to the establishment of a stable business base. By perpetuating this good cycle, we will aim to realize “sustainable growth” and enhance corporate value. And, through full observance of corporate ethics such as compliance with applicable laws and regulations, Toyota will fulfill its social responsibilities by carrying out its Corporate Social Responsibility (CSR). Even under the difficult circumstances, we will meet challenging goals by engaging the talent and passion of people, who believe there is always a better way. We sincerely hope that our shareholders will continue to extend their patronage and support to us.

(6) Policy on Distribution of Surplus by Resolution of the Board of Directors

TMC deems the benefit of its shareholders as one of its priority management policies, and it continues to work to improve its corporate structure to realize sustainable growth in order to enhance its corporate value.

TMC will strive for the stable and continuous payment of dividends while giving due consideration to factors such as business results for each term, investment plans and its cash reserves.

In order to survive tough competition, TMC will utilize its internal funds mainly for the early commercialization of technologies for the next-generation environment and safety, giving priority to customer safety and security.

TMC pays dividends twice a year—an interim dividend and a year-end dividend—, and in order to secure an opportunity to directly seek shareholders’ opinions, TMC will treat payments of year-end dividends as a matter to be resolved at the FY2011 Ordinary General Shareholders’ Meeting, even though TMC’s articles of incorporation stipulate that retained earnings can be distributed as dividends pursuant to the resolution of the board of directors.

TMC will not repurchase its own shares for the time being, as it decided to prioritize securing its cash reserves in consideration of uncertainties in the future global economic condition.

(7) Main Business

Business	Main products
Automotive Operations
Passenger vehicles

LS, LS600h, GS, GS450h, ES, HS250h, IS, IS F, IS C, CT200h, LX, GX, RX, RX450h

Century, Crown, Crown Hybrid, Mark X, Avalon, Camry, Camry Hybrid, SAI, Comfort, Premio, Allion, Avensis, Prius, Corolla, Belta, Etios, Scion tC, Blade, Matrix, Auris, Auris Hybrid, Raum, Ractis, bB, Porte, ist, Vitz, Passo, iQ, Aygo, Mark X ZiO, Succeed Wagon, Probox Wagon, Estima, Estima Hybrid, Sienna, Isis, Innova, WISH, Verso, Passo Sette, Avanza, Alphard, Vellfire, Hiace Wagon, Noah, Voxy, Land Cruiser Wagon, Sequoia, 4Runner, Harrier, Harrier Hybrid, Highlander, Highlander Hybrid, Fortuner, FJ Cruiser, Venza, Vanguard, RAV4, Rush, etc.

Trucks and buses	Succeed Van, Probox Van, Hiace, Regius Ace Van, Quick Delivery, Townace, Liteace, Tundra, Tacoma, Hilux, Dyna, Toyoace, Land Cruiser, Coaster, etc.

Parts & components for overseas production	Various units and parts for overseas production

Parts	Various maintenance parts for both domestic and overseas use

Financial Services Operations	Auto sales financing, leasing, etc.

Other Operations
Housing	Espacio GX, Espacio Mezzo, Espacio EF Urban Wind, Espacio EF3, Espacio EF, Sincé Aventino, Sincé Vietrois, Sincé Sorest, Sincé Cada, Sincé Smart Stage, Sincé Hugmi, Sincé piana, LQ, Vie a, Crest, T-fine, M&f, NS, DS, Le, L×L, ZELK, Season Stage, Sincé Smart Maison, T Stage, etc.

*	Hino brand products (trucks and buses) and Daihatsu brand products (mini-vehicles and passenger vehicles) are not included in the above table.

(8) Main Sites

<Toyota>

Name	Location
Head Office	Aichi Prefecture
Tokyo Head Office	Tokyo
Nagoya Office	Aichi Prefecture
Honsha Plant	Aichi Prefecture
Motomachi Plant	Aichi Prefecture
Kamigo Plant	Aichi Prefecture
Takaoka Plant	Aichi Prefecture
Miyoshi Plant	Aichi Prefecture
Tsutsumi Plant	Aichi Prefecture
Myochi Plant	Aichi Prefecture
Shimoyama Plant	Aichi Prefecture
Kinu-ura Plant	Aichi Prefecture
Tahara Plant	Aichi Prefecture
Teiho Plant	Aichi Prefecture
Hirose Plant	Aichi Prefecture
Higashi-Fuji Technical Center	Shizuoka Prefecture

<Domestic and overseas subsidiaries>

Please see section “(10) Status of Principal Subsidiaries.”

(9) Employees

Number of employees	Increase (Decrease) from end of FY2010
317,716	(2,874)

(10) Status of Principal Subsidiaries

	Company name	Location	Capital/ subscription	Percentage ownership interest		Main business
			million yen
Japan	Toyota Financial Services Corporation	Aichi Prefecture	78,525	100.00		Management of domestic and overseas financial companies, etc.
	Hino Motors, Ltd.	Tokyo	72,717	50.21	*	Manufacture and sales of automobiles
	Toyota Motor Kyushu, Inc.	Fukuoka Prefecture	45,000	100.00		Manufacture and sales of automobiles
	Daihatsu Motor Co., Ltd.	Osaka Prefecture	28,404	51.35	*	Manufacture and sales of automobiles
	Toyota Finance Corporation	Tokyo	16,500	100.00	*	Finance of automobile sales, card business
	Toyota Auto Body Co., Ltd.	Aichi Prefecture	10,371	56.28	*	Manufacture and sales of automobiles
	Kanto Auto Works, Ltd.	Kanagawa Prefecture	6,850	50.47	*	Manufacture and sales of automobiles

			in thousands
North America	Toyota Motor Engineering & Manufacturing North America, Inc.	U.S.A.	USD 1,958,949	100.00	*	Management of manufacturing companies in North America
	Toyota Motor Manufacturing, Kentucky, Inc.	U.S.A.	USD 1,180,000	100.00	*	Manufacture and sales of automobiles
	Toyota Motor North America, Inc.	U.S.A.	USD 1,005,400	100.00	*	Government, public affairs and research of North America
	Toyota Motor Credit Corporation	U.S.A.	USD 915,000	100.00	*	Finance of automobile sales
	Toyota Motor Manufacturing, Indiana, Inc.	U.S.A.	USD 620,000	100.00	*	Manufacture and sales of automobiles
	Toyota Motor Manufacturing, Texas, Inc.	U.S.A.	USD 510,000	100.00	*	Manufacture and sales of automobiles
	Toyota Motor Sales, U.S.A., Inc.	U.S.A.	USD 365,000	100.00	*	Sales of automobiles
	Toyota Motor Manufacturing Canada Inc.	Canada	CAD 680,000	100.00		Manufacture and sales of automobiles
	Toyota Credit Canada Inc.	Canada	CAD 60,000	100.00	*	Finance of automobile sales

			in thousands
Europe	Toyota Motor Europe NV/SA	Belgium	EUR 2,524,346	100.00		Management of all European affiliates
	Toyota Kreditbank GmbH	Germany	EUR 30,000	100.00	*	Finance of automobile sales
	Toyota Motor Finance (Netherlands) B.V.	Netherlands	EUR 908	100.00	*	Loans to overseas Toyota related companies
	Toyota Motor Manufacturing (UK) Ltd.	U.K.	GBP 300,000	100.00	*	Manufacture and sales of automobiles
	Toyota (GB) PLC	U.K.	GBP 2,600	100.00	*	Sales of automobiles
	OOO “TOYOTA MOTOR”	Russia	RUB 37,569	100.00	*	Sales of automobiles

	Company name	Location	Capital/ subscription	Percentage ownership interest		Main business
			in thousands
Asia	Toyota Motor (China) Investment Co., Ltd.	China	USD 118,740	100.00		Sales of automobiles
	P.T. Toyota Motor Manufacturing Indonesia	Indonesia	IDR 19,523,503	95.00		Manufacture and sales of automobiles
	Toyota Motor Asia Pacific Pte Ltd.	Singapore	SGD 6,000	100.00		Sales of automobiles
	Kuozui Motors, Ltd.	Taiwan	TWD 3,460,000	70.00	*	Manufacture and sales of automobiles
	Toyota Motor Thailand Co., Ltd.	Thailand	THB 7,520,000	86.43		Manufacture and sales of automobiles
	Toyota Leasing (Thailand) Co., Ltd.	Thailand	THB 8,000,000	82.94	*	Finance of automobile sales
	Toyota Motor Asia Pacific Engineering and Manufacturing Co., Ltd.	Thailand	THB 1,300,000	100.00	*	Production support for entities in Asia and Oceania

			in thousands
Other	Toyota Motor Corporation Australia Ltd.	Australia	AUD 481,100	100.00		Manufacture and sales of automobiles
	Toyota Finance Australia Ltd.	Australia	AUD 120,000	100.00	*	Finance of automobile sales
	Toyota Argentina S.A.	Argentina	ARS 260,000	100.00	*	Manufacture and sales of automobiles
	Toyota do Brasil Ltda.	Brazil	BRL 709,980	100.00		Manufacture and sales of automobiles
	Toyota South Africa Motors (Pty) Ltd.	South Africa	ZAR 50	100.00	*	Manufacture and sales of automobiles

Notes:

1.	* Indicates that the ownership interest includes such ratio of the subsidiaries.
2.	The ownership interests are calculated based on the total number of shares issued at the end of the fiscal year.

2. Status of Shares

(1)	Total Number of Shares Authorized	10,000,000,000 shares

(2)	Total Number of Shares Issued	3,447,997,492 shares

(3)	Number of Shareholders	652,568

(4) Major Shareholders

Name of Shareholders	Number of shares (1,000 shares)	Percentage of shareholding (%)
Japan Trustee Services Bank, Ltd.	343,704	10.96
Toyota Industries Corporation	215,640	6.88
The Master Trust Bank of Japan, Ltd.	191,724	6.11
Nippon Life Insurance Company	130,057	4.15
State Street Bank and Trust Company	110,672	3.53
The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders	85,866	2.74
Trust & Custody Services Bank, Ltd.	84,184	2.68
Tokio Marine & Nichido Fire Insurance Co., Ltd.	67,095	2.14
Mitsui Sumitomo Insurance Company, Limited	65,166	2.08
DENSO CORPORATION	58,678	1.87

Notes:

1.	The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders is the nominee of the Bank of New York Mellon, which is the Depositary for holders of TMC’s American Depositary Receipts (ADRs).
2.	The percentage of shareholding is calculated after deducting the number of shares of treasury stock (312,298 thousand shares) from the total number of shares issued.

3. Status of Stock Acquisition Rights, Etc.

(1)	Status of Stock Acquisition Rights as of the End of FY2011

1)	Number of Stock Acquisition Rights issued:

184,481

2)	Type and Number of Shares to be Issued or Transferred upon Exercise of Stock Acquisition Rights 18,448,100 shares of common stock of TMC (The number of shares to be issued or transferred upon exercise of one Stock Acquisition Right is 100).

3)	Stock Acquisition Rights held by TMC’s Directors and Corporate Auditors

	Series (Exercise price)	Exercise Period	Number of Stock Acquisition Rights	Number of holders
Directors	4th (4,377 yen)	From August 1, 2007 to July 31, 2011	3,008	24
	5th (6,140 yen)	From August 1, 2008 to July 31, 2014	5,800	22
	6th (7,278 yen)	From August 1, 2009 to July 31, 2015	6,200	22
	7th (4,726 yen)	From August 1, 2010 to July 31, 2016	6,600	22
	8th (4,193 yen)	From August 1, 2011 to July 31, 2017	8,700	26
	9th (3,183 yen)	From August 1, 2012 to July 31, 2018	9,200	27

Corporate Auditors	4th (4,377 yen)	From August 1, 2007 to July 31, 2011	99	1

Note:

The Stock Acquisition Rights held by Corporate Auditors in the above table have been acquired prior to their assumption of office and are exercisable by Corporate Auditors.

(2)	Status of Stock Acquisition Rights Issued during FY2011

1)	Number of Stock Acquisition Rights issued:

34,350

2)	Type and number of shares to be issued or transferred upon exercise of Stock Acquisition Rights 3,435,000 shares of common stock of TMC (The number of shares to be issued or transferred upon exercise of one Stock Acquisition Right is 100).

3)	Issue price of Stock Acquisition Rights

Stock Acquisition Rights shall be issued without consideration.

4)	Exercise price per Stock Acquisition Right

3,183.00 yen

5)	Conditions of exercise of Stock Acquisition Rights

(i)	The exercise period of the Stock Acquisition Rights is from August 1, 2012 to July 31, 2018.

(ii)	A Stock Acquisition Right may not be partially exercised.

(iii)	The grantees of the Stock Acquisition Rights must, at the time of the closing of the Ordinary General Shareholders’ Meeting to be held for the last fiscal year ending within two (2) years after the closing of the FY2010 Ordinary General Shareholders’ Meeting, be a Director, Managing Officer, employee, etc. of TMC or its affiliates to which the grantee belongs at the time such rights are granted.

(iv)	The Stock Acquisition Rights may not be exercised, if the grantee of the Stock Acquisition Rights loses his or her position as a Director, Managing Officer or an employee, etc. of TMC or its affiliates to which the grantee belongs at the time such rights are granted due to retirement of office or resignation for personal reasons, or removal from office or dismissal.

(v)	Stock Acquisition Rights may not be inherited.

(vi)	Other exercise conditions shall be provided for in “Agreement for the Grant of Options to acquire common shares of Toyota Motor Corporation” between TMC and the grantees of the Stock Acquisition Rights.

6)	Events and conditions of acquisition of Stock Acquisition Rights by TMC

Stock Acquisition Rights may be acquired by TMC without consideration, on a date that shall be provided by the Board of Directors, if the Ordinary General Shareholders’ Meeting approves a proposal on a merger agreement in which TMC will be dissolved, or a proposal on a share exchange agreement or a share transfer by which TMC will become a wholly-owned subsidiary of another company.

7)	Details of Preferential Conditions

TMC issued Stock Acquisition Rights without consideration to Directors, Managing Officers and employees, etc., of TMC and its affiliates.

8)	Breakdown of Stock Acquisition Rights granted to Managing Officers, engineers and employees of TMC, Officers and employees of TMC’s subsidiaries, and employees of TMC’s affiliates

	Number of Stock Acquisition Rights	Type and number of shares to be issued or transferred upon the exercise of Stock Acquisition Rights (common stock)	Total number of persons to whom Stock Acquisition Rights were granted
Managing Officers of TMC	9,800	980,000 shares	49
Engineers of TMC	400	40,000 shares	4
Employees of TMC	10,970	1,097,000 shares	493
Officers and employees of TMC’s subsidiaries	3,910	391,000 shares	81
Employees of TMC’s affiliates	70	7,000 shares	2

4. Status of Directors and Corporate Auditors

(1)	Directors and Corporate Auditors

Name	Position	Main areas of responsibility	Important concurrent duties
Fujio Cho	*Chairman of the Board

—    Corporate Auditor of DENSO CORPORATION

—    Director of Central Japan Railway Company

—    Director of SONY CORPORATION

—    President and Representative Director of Toyota Kuragaike Kaihatsu Kabushiki Kaisha

Katsuaki Watanabe	*Vice Chairman of the Board		— Corporate Auditor of KDDI CORPORATION — Corporate Auditor of Toyota Industries Corporation

Kazuo Okamoto	*Vice Chairman of the Board		— Director of Toyota Boshoku Corporation — Corporate Auditor of Toyoda Gosei Co., Ltd.

Akio Toyoda	* President, Member of the Board

—    Corporate Auditor of Toyota Boshoku Corporation

—    Chairman and CEO of Toyota Motor North America, Inc.

—    Chairman of Toyota Motor (China) Investment Co., Ltd.

—    Chairman of Toyota Motor Europe NV/SA

—    Chairman and Representative Director of Toyota Motor Sales & Marketing Corporation

Name	Position	Main areas of responsibility	Important concurrent duties
Takeshi Uchiyamada	*Executive Vice President, Member of the Board

—    Product Management

—    Value Analysis Development

—    Research & Development (Technical Administration, Sports Vehicle Management, Product Development, Design, R&D Group 1, R&D Management, Higashifuji Technical Administration, Vehicle Control System Development, Advanced Vehicle Control System Development, Automotive Software Engineering, R&D Group 2)

—    Design Group (Chief Officer)

—    Product Management Div.

— Director of JTEKT Corporation — Vice President of Calty Design Research, Inc. — Chairman of Toyota Motor Engineering & Manufacturing (China) Co., Ltd.

Yukitoshi Funo	*Executive Vice President, Member of the Board	— Government & Public Affairs — Asia & Oceania Operations — Middle East, Africa and Latin America Operations — Operation Planning & Support

Atsushi Niimi	*Executive Vice President, Member of the Board	— Environmental Affairs — North America Operations — China Operations — Strategic Production Planning — Production Engineering — Manufacturing — Battery Production Engineering Development Div.	— Chairman of Toyota Motor Engineering & Manufacturing North America, Inc. — Chairman of Toyota Motor Technical Center (China) Co., Ltd. — Corporate Auditor of JTEKT Corporation

Shinichi Sasaki	*Executive Vice President, Member of the Board	— TQM Promotion — Business Development — IT & ITS — Information Systems — Purchasing — Customer Service — Quality	— Director of KDDI CORPORATION

Yoichiro Ichimaru	*Executive Vice President, Member of the Board	— Corporate Planning — Research — Japan Sales Business

Satoshi Ozawa	*Executive Vice President, Member of the Board	— General Administration & Human Resources — Accounting — Europe Operations — Global Audit Dept.

Name	Position	Main areas of responsibility	Important concurrent duties
Nobuyori Kodaira	Senior Managing Director, Member of the Board	— Business Development Group (Chief Officer) — IT & ITS Group (Chief Officer) — Corporate Planning Div. — Environmental Affairs Div.

Akira Okabe	Senior Managing Director, Member of the Board	— Asia & Oceania Operations Group (Chief Officer) — Middle East, Africa and Latin America Operations Group (Chief Officer)	— Chairman of Toyota Motor Asia Pacific Pte Ltd. — Chairman of Toyota Motor Asia Pacific Engineering and Manufacturing Co., Ltd.

Shinzo Kobuki	Senior Managing Director, Member of the Board

—    R&D Group 2 (Chief Officer)

—    Higashifuji Technical Center (General Manager)

—    R&D Management Div.

—    Vehicle Control System Development Div.

—    Advanced Vehicle Control System Development Div.

—    Automotive Software Engineering Div.

— Director of HAMAMATSU PHOTONICS K.K.

Akira Sasaki	Senior Managing Director, Member of the Board	— China Operations Group (Chief Officer) — Vice Chairman of Toyota Motor (China) Investment Co., Ltd.

—    Vice Chairman of Toyota Motor (China) Investment Co., Ltd.

—    Vice Chairman of FAW Toyota Motor Sales Co., Ltd.

—    Vice Chairman of FAW Toyota (Changchun) Engine Co., Ltd.

—    Chairman of GAC Toyota Engine Co., Ltd.

—    Vice Chairman of GAC Toyota Motor Co., Ltd.

—    Vice Chairman of Sichuan FAW Toyota Motor Co., Ltd.

—    Vice Chairman of Tianjin FAW Toyota Engine Co., Ltd.

—    Vice Chairman of Tianjin FAW Toyota Motor Co., Ltd.

—    Chairman of Toyota FAW (Tianjin) Dies Co., Ltd.

—    Vice Chairman of Tong Fang Global (Tianjin) Logistics Co., Ltd

—    Vice Chairman of Toyota Motor Technical Center (China) Co., Ltd.

—    Vice Chairman of Toyota Motor Engineering & Manufacturing (China) Co., Ltd.

Mamoru Furuhashi	Senior Managing Director, Member of the Board	— Government & Public Affairs Group (Chief Officer)

Name	Position	Main areas of responsibility	Important concurrent duties
Iwao Nihashi	Senior Managing Director, Member of the Board	— Customer Service Operations Group (Chief Officer) — Quality Group (Chief Officer) — TQM Promotion Div.

Tadashi Yamashina	Senior Managing Director, Member of the Board	— Technical Administration Group (Chief Officer) — Sports Vehicle Management Div. — Motor Sports Div.	— Chairman of Toyota Motorsport GmbH — Vice Chairman of Toyota Motor Engineering & Manufacturing (China) Co., Ltd.

Takahiko Ijichi	Senior Managing Director, Member of the Board	— General Administration & Human Resources Group (Chief Officer) — Accounting Group (Chief Officer) — Information Systems Group (Chief Officer) — Global Audit Dept.	— Corporate Auditor of HAMAMATSU PHOTONICS K.K.

Tetsuo Agata	Senior Managing Director, Member of the Board	— President of Toyota Motor Engineering & Manufacturing North America, Inc.

—    President of Toyota Motor Engineering & Manufacturing North America, Inc.

—    Vice President of Toyota Production System Support Center, Inc.

—    President of TABC Holding, Inc.

—    President of Toyota Motor Manufacturing, Northern Kentucky, Inc.

—    President of Toyota Motor Manufacturing, California, Inc.

Masamoto Maekawa	Senior Managing Director, Member of the Board	— Japan Sales Business Group (Chief Officer)

Yasumori Ihara	Senior Managing Director, Member of the Board	— Purchasing Group (Chief Officer) — Corporate Planning Div. — Research Div. — Global Audit Dept.

Takahiro Iwase	Senior Managing Director, Member of the Board	— Production Engineering Group (Chief Officer) — Manufacturing Group (Chief Officer)	— Corporate Auditor of CHUO SPRING CO., LTD.

Yoshimasa Ishii	Senior Managing Director, Member of the Board	— Europe Operations Group (Chief Officer) — Operation Planning & Support Group (Chief Officer)

Takeshi Shirane	Senior Managing Director, Member of the Board	— Strategic Production Planning Group (Chief Officer)

Name	Position	Main areas of responsibility	Important concurrent duties
Mitsuhisa Kato	Senior Managing Director, Member of the Board	— Customer Service Operations Group (Deputy Chief Officer) — Product Development Group (Chief Officer) — R&D Group 1 (Chief Officer) — Value Analysis Development Div.	— Corporate Auditor of TOKAI RIKA CO., LTD.

Yoshimi Inaba	Director, Member of the Board	— North America Operations Group (Chief Officer) — President and COO of Toyota Motor North America, Inc.

—    President and COO of Toyota Motor North America, Inc.

—    Chairman and CEO of Toyota Motor Sales, U.S.A., Inc.

—    Vice President of Calty Design Research, Inc.

—    President of Toyota Motor Personnel Services, U.S.A., Inc.

Nampachi Hayashi	Director, Member of the Board	— Responsible for Order-to-Delivery KAIZEN Promotion — Responsible for TPS Supervising — Responsible for TPS Thorough Promotion

Yoshikazu Amano	Full-time Corporate Auditor

Chiaki Yamaguchi	Full-time Corporate Auditor

Masaki Nakatsugawa	Full-time Corporate Auditor

Yoichi Kaya	Corporate Auditor		— Senior Vice President of Research Institute of Innovative Technology for the Earth — Outside Corporate Auditor of NIPPON STEEL CORPORATION

Yoichi Morishita	Corporate Auditor		— Corporate Counsellor of Panasonic Corporation — Outside Corporate Auditor of The Kansai Electric Power Co., Inc.

Akishige Okada	Corporate Auditor		— Advisor of Sumitomo Mitsui Banking Corporation — Outside Corporate Auditor of Mitsui Fudosan Co., Ltd. — Outside Director of DAICEL CHEMICAL INDUSTRIES, LTD.

Name	Position	Main areas of responsibility	Important concurrent duties
Kunihiro Matsuo	Corporate Auditor		— Attorney — Outside Director of Asahi Glass Co., Ltd. — Outside Corporate Auditor of MITSUI & CO., LTD. — Outside Corporate Auditor of KOMATSU LTD.

Notes:

1.	* Representative Director
2.	Mr. Yoichi Kaya, Mr. Yoichi Morishita, Mr. Akishige Okada and Mr. Kunihiro Matsuo, all of whom are Corporate Auditors, are Outside Corporate Auditors as provided in Article 2, Item 16 of the Corporation Act.
3.	The “Important concurrent duties” are listed chronologically, in principle, based on the dates the executives assumed their present positions.
4.	The main areas of responsibility were changed as of April 1, 2011, as follows:

Name	Position	Main areas of responsibility
Takeshi Uchiyamada	* Executive Vice President, Member of the Board	— Research & Development (Technical Administration, Product Development, Design, R&D Group 1, R&D Management, Higashifuji Technical Administration, R&D Group 2)

Yukitoshi Funo	* Executive Vice President, Member of the Board	— Asia & Oceania Operations — Middle East, Africa and Latin America Operations — External Affairs — Operation Planning & Support

Atsushi Niimi	* Executive Vice President, Member of the Board	— North America Operations — China Operations — Production Control — Production Engineering — Manufacturing — North America Operations Group (Chief Officer)

Shinichi Sasaki	* Executive Vice President, Member of the Board	— Business Development — IT & ITS — Information Systems — Purchasing — Customer Service — Quality

Yoichiro Ichimaru	* Executive Vice President, Member of the Board	— Japan Sales Business

Satoshi Ozawa	* Executive Vice President, Member of the Board	— Europe Operations — General Administration & Human Resources — Accounting

Nobuyori Kodaira	Senior Managing Director, Member of the Board	— Corporate Planning Div. — Environmental Affairs Div.

Akira Okabe	Senior Managing Director, Member of the Board	— Middle East, Africa and Latin America Operations Group

Shinzo Kobuki	Senior Managing Director, Member of the Board	—

Name	Position	Main areas of responsibility
Mamoru Furuhashi	Senior Managing Director, Member of the Board	— External Affairs Group (Chief Officer)

Iwao Nihashi	Senior Managing Director, Member of the Board	—

Tadashi Yamashina	Senior Managing Director, Member of the Board	— Technical Administration Group (Chief Officer) — R&D Group 1 (Chief Officer) — Motor Sports Div.

Takahiko Ijichi	Senior Managing Director, Member of the Board	— Accounting Group (Chief Officer)

Tetsuo Agata	Senior Managing Director, Member of the Board	—

Yasumori Ihara	Senior Managing Director, Member of the Board	— Purchasing Group (Chief Officer) — Corporate Planning Div.

Takahiro Iwase	Senior Managing Director, Member of the Board	— Asia & Oceania Operations Group (Chief Officer) — President of Toyota Motor Asia Pacific Engineering & Manufacturing Co., Ltd.

Yoshimasa Ishii	Senior Managing Director, Member of the Board	— Operation Planning & Support Group (Chief Officer)

Takeshi Shirane	Senior Managing Director, Member of the Board	— Production Control Group (Chief Officer) — Manufacturing Group (Chief Officer)

Mitsuhisa Kato	Senior Managing Director, Member of the Board	— Product Development Group (Chief Officer)

Yoshimi Inaba	Director, Member of the Board	— North America Operations Group — President and COO of Toyota Motor North America, Inc.

Nampachi Hayashi	Director, Member of the Board	—

Note:

*	Representative Director

(2)	Amount of Compensation to Directors and Corporate Auditors for FY2011

Category	Directors		Corporate Auditors (incl. Outside Corporate Auditors)		Total
	No. of persons	Amount (million yen)	No. of persons	Amount (million yen)	No. of persons	Amount (million yen)
Compensation to Directors and Corporate Auditors	31	1,357	7 (4)	191 (52)	38	1,549
Executive bonus	27	340			27	340

Total		1,698		191 (52)		1,889

Notes:

1.	The number of persons includes those eligible to receive compensation in FY2011.
2.	The amounts of executive bonuses stated above are to be dicided by the resolution of the FY2011 Ordinary General Shareholders’ Meeting to be held on June 17, 2011.
3.	In addition to the above, the following accounting cost is recorded as non-monetary compensation to Directors:

Stock option (Resolutions of the FY2008 Ordinary General Shareholders’ Meeting held on June 24, 2008, the FY2009 Ordinary General Shareholders’ Meeting held on June 23, 2009, and the FY2010 Ordinary General Shareholders’ Meeting held on June 24, 2010)

616 million yen for 31 Directors

*	A stock option, as granted to Directors, is a “rights to acquire TMC’s shares by making payment within the exercise period of the amount obtained by multiplying the amount to be paid per share, which is calculated by adding a certain ratio to the share price as of the allotment date, by the number of shares to be granted,” and this corresponds to a “Non-monetary compensation.” The figures stated above are amounts recorded as accounting costs for FY2011 from among the fair values of stock options calculated based on various conditions as of the allotment date.

(3)	Status of Outside Corporate Auditors

1)	Major activities for FY2011

Name	Attendance (total attended/total held)

Yoichi Kaya	Directors’ meetings 17/22	Corporate Auditors’ meetings 17/19

Yoichi Morishita	Directors’ meetings 15/22	Corporate Auditors’ meetings 16/19

Akishige Okada	Directors’ meetings 17/22	Corporate Auditors’ meetings 17/19

Kunihiro Matsuo	Directors’ meetings 18/22	Corporate Auditors’ meetings 17/19

Each Outside Corporate Auditor contributed by giving opinions based on his experience and insight.

2)	Details of liability limitation agreements

Agreements between the Outside Corporate Auditors and TMC to limit liability as stipulated in Article 423, Paragraph 1 of the Corporation Act, with the liability limited to the amount stipulated in Article 425, Paragraph 1 of the Corporation Act.

5. Status of Accounting Auditor

(1)	Name of Accounting Auditor

PricewaterhouseCoopers Aarata

(2)	Compensation to Accounting Auditor for FY2011

1)	Total compensation and other amounts paid by Toyota Motor Corporation (“TMC”) for the services provided in Article 2, Paragraph 1 of the Certified Public Accountant Law of Japan

889 million yen

2)	Total amount of cash and other property benefits paid by TMC and its consolidated subsidiaries (together, “Toyota”)

1,955 million yen

Notes:

1.	The amount in 1) above includes compensation for audits performed in compliance with the Financial Instruments and Exchange Law.
2.	The amount in 2) above includes compensation for advice and consultation concerning accounting and information disclosure that are not included in the services provided in Article 2, Paragraph 1 of the Certified Public Accountant Law of Japan.
3.	Among principal subsidiaries of TMC, overseas subsidiaries are audited by certified public accountants or audit firms other than PricewaterhouseCoopers Aarata.

(3)	Policy regarding decisions on the dismissal or non-reappointment of the Accounting Auditor

It is a policy of TMC that, if it is deemed that the Accounting Auditor will have difficulty in conducting an audit appropriately because of the occurrence of an event stipulated in laws or regulations or an event that interferes with the eligibility or independence of the Accounting Auditor, TMC shall determine whether to dismiss or refrain from reappointing the Accounting Auditor, as needed.

6. Basic Policy Regarding the System to Secure the Appropriateness of Business

TMC, together with its subsidiaries, has created and maintained a sound corporate climate based on the “Guiding Principles at Toyota” and the “Toyota Code of Conduct.” TMC integrates the principles of problem identification and continuous improvement into its business operation process and makes continuous efforts to train employees who will put these principles into practice.

Accordingly, TMC has developed its basic policy regarding the following items as stipulated in the Corporation Act.

TMC partially revised the Basic Policy Regarding the System to Secure the Appropriateness of Business in line with the changes in management structures described in “1. Outlook of Associated Companies.”

(1)	System to ensure that the Directors execute their responsibilities in compliance with relevant laws and regulations and the Articles of Incorporation

1)	TMC will ensure that Directors act in compliance with relevant laws and regulations and the Articles of Incorporation, based on the Code of Ethics and other explanatory documents that include necessary legal information, presented on occasions such as trainings for new Directors.

2)	TMC will make decisions regarding business operations after comprehensive discussions at the Board of Directors’ meeting and other meetings of various cross-sectional decision-making bodies. Matters to be decided are properly submitted and discussed at the meetings of those decision-making bodies in accordance with the relevant rules.

3)	TMC will appropriately discuss significant matters and measures relating to issues such as corporate ethics, compliance, and risk management at the CSR Committee and other meetings. TMC will also discuss and decide, at the meetings of various cross-sectional decision-making bodies, policies and systems to monitor and respond to risks relating to organizational function.

(2)	System to retain and manage information relating to performance of duties by Directors

Information relating to exercising duties by Directors shall be appropriately retained and managed by each division in charge pursuant to the relevant internal rules and laws and regulations.

(3)	Rules and systems related to the management of risk of loss

1)	TMC will properly manage the capital fund through its budgeting system and other forms of control, conduct business operations, and manage the budget, based on the authorities and responsibilities in accordance with the “Ringi” system (effective consensus-building and approval system) and other systems. Significant matters will be properly submitted and discussed at the Board of Directors’ meeting and other meetings of various bodies in accordance with the standards stipulated in the relevant rules.

2)	TMC will ensure accurate financial reporting by issuing documentation on the financial flow and the control system, etc., and by properly and promptly disclosing information through the Disclosure Committee.

3)	TMC will manage various risks relating to safety, quality, the environment, etc. and compliance by establishing coordinated systems with all regions, establishing rules or preparing and delivering manuals and by other means, as necessary through each relevant division.

4)	As a precaution against events such as natural disasters, TMC will prepare manuals, conduct emergency drills, arrange risk diversification and insurance, etc. as needed.

(4)	System to ensure that Directors exercise their duties efficiently

1)	TMC will manage consistent policies by specifying the policies at each level of the organization based on the medium- to long-term management policies and the Company’s policies for each fiscal term.

2)	The Directors will promptly determine the management policies based on precise on-the-spot information and, in accordance with Toyota’s advantageous “field-oriented” approach, delegate a high level of authority to Chief Officers (Senior Managing Officers and Managing Officers) who take responsibility for business operations in each region and function. The Chief Officers will proactively compose business plans for the regions and functions under their leadership and execute them in a swift and timely manner in order to carry out Toyota’s management policies. The Directors will supervise the execution of duties by the Chief Officers.

3)	TMC, from time to time, will make opportunities to listen to the opinions of various stakeholders, including external experts in each region, and reflect those opinions in TMC’s management and corporate activities.

(5)	System to ensure that employees conduct business in compliance with relevant laws and regulations and the Articles of Incorporation

1)	TMC will clarify the responsibilities of each organization unit and maintain a basis to ensure continuous improvements in the system.

2)	TMC will continuously review the legal compliance and risk management framework to ensure effectiveness. For this purpose, each organization unit shall confirm the effectiveness by conducting self-checks among others, and report the result to the CSR Committee and other committees.

3)	TMC will promptly obtain information regarding legal compliance and corporate ethics and respond to problems and questions related to compliance through its corporate ethics inquiry office and other channels.

(6)	System to ensure the appropriateness of business operations of the corporation and the business group consisting of the parent company and subsidiaries

1)	TMC will expand the “Guiding Principles at Toyota” and the “Toyota Code of Conduct” to its subsidiaries as Toyota’s common charter of conduct, and develop and maintain a sound environment of internal controls for Toyota. TMC will also promote the “Guiding Principles at Toyota” and the “Toyota Code of Conduct” through personnel exchanges.

2)	TMC will manage its subsidiaries in a comprehensive manner appropriate to their positioning by clarifying the roles of the division responsible for the subsidiaries’ financing and management and the roles of the division responsible for the subsidiaries’ business activities. Those divisions will confirm the appropriateness and legality of the operations of the subsidiaries by exchanging information with those subsidiaries, periodically and as needed.

(7)	System concerning employees who assist the Corporate Auditors when required

TMC will establish a Corporate Auditors Department and assign a number of full-time staff to support this function.

(8)	Independence of the employees described in the preceding item (7) from Directors

Any changes in personnel in the Corporate Auditors Department will require prior consent of the Board of Corporate Auditors or a full-time Corporate Auditor selected by the Board of Corporate Auditors.

(9)	System for Directors and employees to report to Corporate Auditors, and other relative systems

1)	Directors, from time to time, will properly report to the Corporate Auditors any major business operations through the divisions in charge. If any fact that may cause significant damage to the Company is discovered, they will report the matter to the Corporate Auditors immediately.

2)	Directors, Senior Managing Officers, Managing Officers, and employees will report to Corporate Auditors on the business upon requests by the Corporate Auditors, periodically and as needed.

(10)	Other systems to ensure that the Corporate Auditors conducted audits effectively

TMC will ensure that the Corporate Auditors attend major Board of Directors’ meeting, inspect important Company documents, and make opportunities to exchange information between the Corporate Auditors and Accounting Auditor periodically and as needed, as well as appoint external experts.

Unconsolidated Financial Statements

UNCONSOLIDATED BALANCE SHEETS

	(Million yen; amounts less than one million yen are omitted)

	FY2011 (As of March 31, 2011)	FY2010 (Reference) (As of March 31, 2010)
(Assets)
Current assets	3,142,738	4,834,106
Cash and deposits	40,926	43,181
Trade accounts receivable	596,450	1,108,417
Marketable securities	1,302,090	2,177,316
Finished goods	56,182	120,817
Work in process	72,062	72,720
Raw materials and supplies	100,037	59,653
Income taxes receivable	20,112	5,255
Short-term loans	298,794	383,137
Deferred tax assets	369,359	318,318
Others	287,622	546,986
Less: allowance for doubtful accounts	(900)	(1,700)
Fixed assets	6,450,425	5,516,670
Property, plant and equipment	1,200,458	1,338,377
Buildings, net	380,605	412,666
Structures, net	43,237	46,802
Machinery and equipment, net	229,189	291,059
Vehicle and delivery equipment, net	18,328	18,948
Tools, furniture and fixtures, net	65,233	76,076
Land	379,990	399,664
Construction in progress	83,873	93,159
Investments and other assets	5,249,966	4,178,292
Investments in securities	2,721,813	1,529,014
Investments in subsidiaries and affiliates	1,889,205	1,911,791
Long-term loans	322,276	460,362
Deferred tax assets	197,245	128,684
Others	141,025	170,239
Less: allowance for doubtful accounts	(21,600)	(21,800)

Total	9,593,164	10,350,776

UNCONSOLIDATED BALANCE SHEETS (Continued)

	(Million yen; amounts less than one million yen are omitted)

	FY2011 (As of March 31, 2011)	FY2010 (Reference) (As of March 31, 2010)
(Liabilities)
Current liabilities	2,095,039	2,535,200
Trade notes payable	674	894
Trade accounts payable	390,907	1,023,947
Short-term borrowings	10,000	—
Current portion of long-term borrowings	163,800	150,000
Current portion of bonds	—	50,000
Other payables	308,458	297,681
Accrued expenses	741,604	634,221
Deposits received	449,748	352,914
Others	29,845	25,540
Long-term liabilities	959,725	1,177,884
Bonds	530,000	530,000
Long-term borrowings	145,147	363,185
Allowance for retirement benefits	269,541	270,635
Others	15,037	14,063
Total liabilities	3,054,765	3,713,084
(Net assets)
Shareholders’ equity	6,302,907	6,392,222
Common stock	397,049	397,049
Capital surplus	418,103	418,103
Capital reserve	416,970	416,970
Other capital surplus	1,132	1,132
Retained earnings	6,767,422	6,855,777
Legal reserve	99,454	99,454
Other retained earnings	6,667,968	6,756,323
Reserve for losses on overseas investments	—	12
Reserve for special depreciation	1,194	1,791
Reserve for reduction of acquisition cost of fixed assets	8,956	8,462
General reserve	6,340,926	6,340,926
Retained earnings carried forward	316,890	405,130
Less: treasury stock	(1,279,668)	(1,278,708)
Valuation and translation adjustments	224,485	236,319
Net unrealized gains on other securities	224,485	236,133
Deferred hedge gains or losses	—	186
Stock acquisition rights	11,006	9,149
Total net assets	6,538,399	6,637,692

Total	9,593,164	10,350,776

UNCONSOLIDATED STATEMENTS OF INCOME

	(Million yen; amounts less than one million yen are omitted)

	FY2011 (April 1, 2010 through March 31, 2011)	FY2010 (Reference) (April 1, 2009 through March 31, 2010)
Net revenues	8,242,830	8,597,872
Cost of sales	7,601,036	7,866,781
Gross profit	641,794	731,090
Selling, general and administrative expenses	1,122,733	1,059,151
Operating loss	(480,938)	(328,061)
Non-operating income	523,316	394,745
Interest income	31,262	40,326
Dividend income	331,293	242,562
Others	160,760	111,856
Non-operating expenses	89,390	143,805
Interest expenses	15,138	14,839
Others	74,251	128,966
Ordinary loss	(47,012)	(77,120)
Loss before income taxes	(47,012)	(77,120)
Income taxes—current	16,500	(3,600)
Income taxes—deferred	(116,277)	(99,708)
Net income	52,764	26,188

UNCONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

FY2011

(April 1, 2010 through March 31, 2011)

	(Million yen; amounts less than one million yen are omitted)
	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Legal reserve	Other retained earnings					Total retained earnings
						Reserve for losses on overseas investments	Reserve for special depreciation	Reserve for reduction of acquisition cost of fixed assets	General reserve	Retained earnings carried forward
Balance at the end of previous period	397,049	416,970	1,132	418,103	99,454	12	1,791	8,462	6,340,926	405,130	6,855,777
Changes of items during the period
Reversal of reserve for losses on overseas investments						(12)				12
Appropriation to reserve for special depreciation							188			(188)
Reversal of reserve for special depreciation							(786)			786
Appropriation to reserve for reduction of acquisition cost of fixed assets								516		(516)
Reversal of reserve for reduction of acquisition cost of fixed assets								(21)		21
Dividends paid										(141,119)	(141,119)
Net income										52,764	52,764
Purchase of common stock
Net changes of items other than shareholders’ equity

Total changes of items during the period	—	—	—	—	—	(12)	(597)	494	—	(88,239)	(88,355)

Balance at the end of current period	397,049	416,970	1,132	418,103	99,454	—	1,194	8,956	6,340,926	316,890	6,767,422

	(Million yen; amounts less than one million yen are omitted)
	Shareholders’ equity		Valuation and translation adjustments			Stock acquisition rights	Total net assets
	Treasury stock	Total shareholders’ equity	Net unrealized gains on other securities	Deferred hedge gains or losses	Total valuation and translation adjustments
Balance at the end of previous period	(1,278,708)	6,392,222	236,133	186	236,319	9,149	6,637,692
Changes of items during the period
Reversal of reserve for losses on overseas investments
Appropriation to reserve for special depreciation
Reversal of reserve for special depreciation
Appropriation to reserve for reduction of acquisition cost of fixed assets
Reversal of reserve for reduction of acquisition cost of fixed assets
Dividends paid		(141,119)					(141,119)
Net income		52,764					52,764
Purchase of common stock	(960)	(960)					(960)
Net changes of items other than shareholders’ equity			(11,648)	(186)	(11,834)	1,857	(9,977)

Total changes of items during the period	(960)	(89,315)	(11,648)	(186)	(11,834)	1,857	(99,292)

Balance at the end of current period	(1,279,668)	6,302,907	224,485	—	224,485	11,006	6,538,399

FY2010 (Reference)

(April 1, 2009 through March 31, 2010)

	(Million yen; amounts less than one million yen are omitted)
	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Legal reserve	Other retained earnings					Total retained earnings
						Reserve for losses on overseas investments	Reserve for special depreciation	Reserve for reduction of acquisition cost of fixed assets	General reserve	Retained earnings carried forward
Balance at the end of previous period	397,049	416,970	1,287	418,258	99,454	25	2,573	8,451	6,340,926	550,634	7,002,065
Changes of items during the period
Reversal of reserve for losses on overseas investments						(12)				12
Appropriation to reserve for special depreciation							379			(379)
Reversal of reserve for special depreciation							(1,160)			1,160
Appropriation to reserve for reduction of acquisition cost of fixed assets								30		(30)
Reversal of reserve for reduction of acquisition cost of fixed assets								(19)		19
Dividends paid										(172,476)	(172,476)
Net income										26,188	26,188
Purchase of common stock
Reissuance of common stock			(155)	(155)
Net changes of items other than shareholders’ equity

Total changes of items during the period	—	—	(155)	(155)	—	(12)	(781)	11	—	(145,504)	(146,287)

Balance at the end of current period	397,049	416,970	1,132	418,103	99,454	12	1,791	8,462	6,340,926	405,130	6,855,777

	(Million yen; amounts less than one million yen are omitted)
	Shareholders’ equity		Valuation and translation adjustments			Stock acquisition rights	Total net assets
	Treasury stock	Total shareholders’ equity	Net unrealized gains on other securities	Deferred hedge gains or losses	Total valuation and translation adjustments
Balance at the end of previous period	(1,279,189)	6,538,184	106,158	517	106,676	7,055	6,651,917
Changes of items during the period
Reversal of reserve for losses on overseas investments
Appropriation to reserve for special depreciation
Reversal of reserve for special depreciation
Appropriation to reserve for reduction of acquisition cost of fixed assets
Reversal of reserve for reduction of acquisition cost of fixed assets
Dividends paid		(172,476)					(172,476)
Net income		26,188					26,188
Purchase of common stock	(165)	(165)					(165)
Reissuance of common stock	646	491					491
Net changes of items other than shareholders’ equity			129,974	(331)	129,643	2,093	131,736

Total changes of items during the period	481	(145,961)	129,974	(331)	129,643	2,093	(14,224)

Balance at the end of current period	(1,278,708)	6,392,222	236,133	186	236,319	9,149	6,637,692

NOTES TO UNCONSOLIDATED FINANCIAL STATEMENTS

*Amounts less than one million yen are in principle omitted.

[Significant accounting policies]

1.	Standards and methods of valuation of assets

(1)	Standards and methods of valuation of securities

Equity securities of subsidiaries and affiliates are stated at cost determined on the moving average-method.

Other securities:

Other securities with fair value are stated at fair value based on the market prices, etc. at the end of each fiscal year. (Differences in valuation are included directly in net assets; costs of securities are determined on the moving-average method.)

Other securities not practicable to determine their fair value are stated at cost determined on the moving average method.

(2)	Standards and methods of valuation of inventories

Standards:

Cost method (the amounts presented in the balance sheet are written down to the lower of cost or market value)

Methods:

Generally, average method

<Changes in accounting method>

Effective from FY2011, the Company adopted the “Accounting Standard for Measurement of Inventories” (ASBJ Statement No. 9, September 26, 2008) and changed the valuation method for raw materials and a portion of supplies from the last-in first-out method to the average method.

This change in accounting method resulted in decreases in operating loss, in ordinary loss, and in loss before income taxes by 22,274 million yen, respectively, for this fiscal year.

2.	Depreciation of property, plant and equipment is computed on the declining balance method.

3.	Standards of accounting for reserves

(1)	Allowance for doubtful accounts:

To prepare for losses from bad debt, allowance for doubtful accounts is provided in an amount which is determined by considering the historical loss experience and the collectibility of the receivables.

(2)	Allowance for retirement benefits:

To provide for the retirement benefits for employees, including those already retired, allowance for retirement benefits is stated based on estimated retirement benefit obligations and estimated pension assets at the end of the fiscal year.

4.	Other significant matters pertaining to the preparation of unconsolidated financial statements

(1)	Consumption taxes, etc. are computed based on the net-of-tax method.

(2)	The consolidated taxation system is applied.

[Unconsolidated balance sheet]

1.	Assets pledged as collateral and relevant liabilities

Assets pledged as collateral		Relevant liabilities
Items	Book value as of the end of the fiscal year (million yen)	Items	Balance as of the end of the fiscal year (million yen)
Investments in securities	9,216	Security deposit for delayed tax payment for goods imported	9,000
Investments in securities	15	Security deposit based on the Real Estate Transaction Law	15

Total	9,232	Total	9,015

2. Accumulated depreciation of property, plant and equipment:	3,757,635 million yen

3. Guarantees

Guarantees for bank loans of Toyota Financial Services Corporation
380,546 million yen

4. Export bill discounted	4,629 million yen

5. Receivables from and payables to subsidiaries and affiliates

Short-term receivables	734,283 million yen
Long-term receivables	278,598 million yen
Short-term payables	743,385 million yen

6. The retirement benefit trust is established to appropriate the retirement benefits of the corporate pension plan. No portion of the trust offsets the severance indemnity plan.

[Unconsolidated statement of income]

Transactions with subsidiaries and affiliates

Net sales	5,081,877 million yen
Purchases	4,028,649 million yen
Non-operating transactions	401,445 million yen

[Unconsolidated statement of changes in net assets]

1.	Type and number of treasury stock at the end of FY2011

Common stock	312,298,805 shares

2.	Dividends from surplus

(1)	Cash dividends

Resolutions	Type of shares	Total cash dividends	Dividends per share	Record date	Effective date
Ordinary General Shareholders’ Meeting held on June 24, 2010	Common stock	78,399 million yen	25 yen	March 31, 2010	June 25, 2010

Directors’ Meeting held on November 5, 2010	Common stock	62,719 million yen	20 yen	September 30, 2010	November 26, 2010

(2)	Dividends of which record date falls in FY2011 and effective date falls in FY2012

Dividends on common stock are proposed for resolution at the FY2011 Ordinary General Shareholders’ Meeting to be held on June 17, 2011, as follows:

Total cash dividends	94,070 million yen
Dividend per share	30 yen
Record date	March 31, 2011
Effective date	June 20, 2011

The dividends shall be paid from retained earnings.

3.	Type and number of shares to be issued or transferred upon the exercise of Stock Acquisition Rights (excluding Stock Acquisition Rights that are not exercisable) at the end of FY2011

Common stock	11,521,100 shares

[Tax effect accounting]

Deferred tax assets mainly relate to impairment losses on securities, accrued expenses, and allowance for retirement benefits, and are netted with valuation allowance. Deferred tax liabilities mainly relate to net unrealized gains on other securities.

[Fixed assets used under lease agreements]

In addition to fixed assets on the unconsolidated balance sheet, certain tools, furniture, and fixtures, etc. are used under finance lease agreements with the title of leased assets remaining with the lessors.

[Related-party transactions]

Category	Name	Voting Interests	Description of Relationship	Transaction	Transaction amounts (million yen)	Account name	Balances as of the end of the fiscal year (million yen)
Subsidiary	Toyota Motor Sales, U.S.A., Inc.	Equity Indirect 100.00%	Sales of TMC products Concurrent posting of directors	Mainly vehicle sales (Note.1)	1,160,356 (Note.2)	Trade accounts receivable	69,220 (Note.2)

Subsidiary	Toyota Auto Body Co., Ltd.	Equity Direct 56.61% Indirect 0.05%	Purchase of Toyota Auto Body products	Deposit of funds (Note.3)	109,872 (Note.3)	Deposits received	106,327

Subsidiary	Daihatsu Motor Co., Ltd.	Equity Direct 51.53% Indirect 0.14%	Purchase of Daihatsu Motor products	Deposit of funds (Note.3)	109,159 (Note.3)	Deposits received	95,619

Subsidiary	Toyota Financial Services Corporation	Equity Direct 100.00%	Loans from TMC Concurrent posting of directors	Guarantees (Note.4)	380,546 (Note.4)	—	—

Note. 1:	Terms of transactions, including price terms, are determined through negotiations.
Note. 2:	The transaction amounts and the balances of trade accounts receivable do not include consumption taxes, etc.
Note. 3:	The interest rate of deposit of funds is determined based on the market interest rate. The transaction amount represents average balance during the fiscal year.
Note. 4:	Guarantees for bank loans of Toyota Financial Services Corporation. The transaction amount represents the balance at the end of the fiscal year.

[Per share information]	(Amounts are rounded to the nearest hundredth digit yen)

Net assets per share	2,081.64 yen
Net income per share	16.83 yen

Independent Auditor’s Report (Certified Copy)

(English Translation*)

May 6, 2011

To the Board of Directors of

Toyota Motor Corporation

PricewaterhouseCoopers Aarata

Katsunori Sasayama
Certified Public Accountant
Designated and Engagement Partner

Koji Hatsukawa
Certified Public Accountant
Designated and Engagement Partner

Fusahiro Yamamoto
Certified Public Accountant
Designated and Engagement Partner

Koji Nishikawa
Certified Public Accountant
Designated and Engagement Partner

We have audited, pursuant to Article 436 (2) i of the “Corporation Act” of Japan, the unconsolidated financial statements, which consist of the unconsolidated balance sheet, the unconsolidated statement of income, the unconsolidated statement of changes in net assets and the notes to the unconsolidated financial statements, and the supplementary schedules of Toyota Motor Corporation (hereinafter referred to as the “Company”) for the 107th fiscal year from April 1, 2010 to March 31, 2011. These unconsolidated financial statements and the supplementary schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these unconsolidated financial statements and the supplementary schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we obtain reasonable assurance about whether the unconsolidated financial statements and the supplementary schedules are free of material misstatement. An audit is performed on a test basis and includes assessing the accounting principles used by management including how they are applied and estimates made by management, as well as examining of the overall presentation of the unconsolidated financial statements and the supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the unconsolidated financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period covered by the unconsolidated financial statements and the supplementary schedules in conformity with accounting principles generally accepted in Japan.

We have no interest in or relationship with the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountant Law of Japan.

*	The original audit report is in Japanese. This English translation is for readers’ convenience and reading this translation is not a substitute for reading the original audit report in Japanese.

Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

	(Amounts are rounded to the nearest million yen)

	FY2011 (As of March 31, 2011)	FY2010 (Reference) (As of March 31, 2010)
(Assets)
Current assets	11,829,755	13,073,604
Cash and cash equivalents	2,080,709	1,865,746
Time deposits	203,874	392,724
Marketable securities	1,225,435	1,793,165
Trade accounts and notes receivable, less allowance for doubtful accounts	1,449,151	1,886,273
Finance receivables, net	4,136,805	4,209,496
Other receivables	306,201	360,379
Inventories	1,304,242	1,422,373
Deferred income taxes	605,884	632,164
Prepaid expenses and other current assets	517,454	511,284
Noncurrent finance receivables, net	5,556,746	5,630,680
Investments and other assets	6,122,505	4,934,102
Marketable securities and other securities investments	3,571,187	2,256,279
Affiliated companies	1,827,331	1,879,320
Employees receivables	62,158	67,506
Other	661,829	730,997
Property, plant and equipment	6,309,160	6,710,901
Land	1,237,620	1,261,349
Buildings	3,635,605	3,693,972
Machinery and equipment	8,947,350	9,298,967
Vehicles and equipment on operating leases	2,491,946	2,613,248
Construction in progress	298,828	226,212
Less—Accumulated depreciation	(10,302,189)	(10,382,847)

Total assets	29,818,166	30,349,287

CONSOLIDATED BALANCE SHEETS (Continued)

	(Amounts are rounded to the nearest million yen)
	FY2011 (As of March 31, 2011)	FY2010 (Reference) (As of March 31, 2010)
(Liabilities)
Current liabilities	10,790,990	10,686,214
Short-term borrowings	3,179,009	3,279,673
Current portion of long-term debt	2,772,827	2,218,324
Accounts payable	1,503,072	1,956,505
Other payables	579,326	572,450
Accrued expenses	1,773,233	1,735,930
Income taxes payable	112,801	153,387
Other current liabilities	870,722	769,945
Long-term liabilities	8,107,152	8,732,630
Long-term debt	6,449,220	7,015,409
Accrued pension and severance costs	668,022	678,677
Deferred income taxes	810,127	813,221
Other long-term liabilities	179,783	225,323
Total liabilities	18,898,142	19,418,844
(Shareholders’ equity)
Toyota Motor Corporation shareholders’ equity	10,332,371	10,359,723
Common stock, no par value	397,050	397,050
Additional paid-in capital	505,760	501,331
Retained earnings	11,835,665	11,568,602
Accumulated other comprehensive income (loss)	(1,144,721)	(846,835)
Treasury stock, at cost	(1,261,383)	(1,260,425)
Noncontrolling interest	587,653	570,720
Total shareholders’ equity	10,920,024	10,930,443

Total liabilities and shareholders’ equity	29,818,166	30,349,287

CONSOLIDATED STATEMENTS OF INCOME

	(Amounts are rounded to the nearest million yen)
	FY2011 (April 1, 2010 through March 31, 2011)	FY2010 (Reference) (April 1, 2009 through March 31, 2010)
Net revenues	18,993,688	18,950,973
Sales of products	17,820,520	17,724,729
Financing operations	1,173,168	1,226,244
Costs and expenses	18,525,409	18,803,457
Cost of products sold	15,985,783	15,971,496
Cost of financing operations	629,543	712,301
Selling, general and administrative	1,910,083	2,119,660
Operating income	468,279	147,516
Other income (expense)	95,011	143,952
Interest and dividend income	90,771	78,224
Interest expense	(29,318)	(33,409)
Foreign exchange gain, net	14,305	68,251
Other income, net	19,253	30,886
Income before income taxes and equity in earnings of affiliated companies	563,290	291,468
Provision for income taxes	312,821	92,664
Equity in earnings of affiliated companies	215,016	45,408
Net income	465,485	244,212
Less: Net income attributable to the noncontrolling interest	(57,302)	(34,756)
Net income attributable to Toyota Motor Corporation	408,183	209,456

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FY2011

(April 1, 2010 through March 31, 2011)

	(Amounts are rounded to the nearest million yen)
	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total Toyota Motor Corporation shareholders’ equity	Noncontrolling interest	Total shareholders’ equity
Balances at March 31, 2010	397,050	501,331	11,568,602	(846,835)	(1,260,425)	10,359,723	570,720	10,930,443

Equity transaction with noncontrolling interests and other		2,310				2,310	5,183	7,493
Issuance during the year		2,119				2,119		2,119
Comprehensive income
Net income			408,183			408,183	57,302	465,485
Other comprehensive income (loss)
Foreign currency translation adjustments				(287,613)		(287,613)	(11,965)	(299,578)
Unrealized loss on securities, net of reclassification adjustments				(26,058)		(26,058)	(1,599)	(27,657)
Pension liability adjustments				15,785		15,785	(4,331)	11,454
Total comprehensive income						110,297	39,407	149,704
Dividends paid to Toyota Motor Corporation shareholders			(141,120)			(141,120)		(141,120)
Dividends paid to noncontrolling interests							(27,657)	(27,657)
Purchase and reissuance of common stock					(958)	(958)		(958)

Balances at March 31, 2011	397,050	505,760	11,835,665	(1,144,721)	(1,261,383)	10,332,371	587,653	10,920,024

FY2010 (Reference)

(April 1, 2009 through March 31, 2010)

	Common Stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total Toyota Motor Corporation shareholders’ equity	Noncontrolling interest	Total shareholders’ equity
Balances at March 31, 2009	397,050	501,211	11,531,622	(1,107,781)	(1,260,895)	10,061,207	539,530	10,600,737

Equity transaction with noncontrolling interests and other		(2,116)				(2,116)	(2,748)	(4,864)
Issuance during the year		2,236				2,236		2,236
Comprehensive income
Net income			209,456			209,456	34,756	244,212
Other comprehensive income
Foreign currency translation adjustments				9,894		9,894	5,721	15,615
Unrealized gains on securities, net of reclassification adjustments				176,407		176,407	4,095	180,502
Pension liability adjustments				74,645		74,645	98	74,743
Total comprehensive income						470,402	44,670	515,072
Dividends paid to Toyota Motor Corporation shareholders			(172,476)			(172,476)		(172,476)
Dividends paid to noncontrolling interests							(10,732)	(10,732)
Purchase and reissuance of common stock					470	470		470

Balances at March 31, 2010	397,050	501,331	11,568,602	(846,835)	(1,260,425)	10,359,723	570,720	10,930,443

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

*Amounts are rounded to the nearest million yen unless otherwise stated.

[Significant matters pertaining to the preparation of consolidated financial statements]

1.	Number of consolidated subsidiaries and affiliated companies accounted for by the equity method:

TMC has 511 consolidated subsidiaries and 56 affiliated companies accounted for by the equity method.

2.	Basis of consolidated financial statements:

TMC’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP), pursuant to the provision of Article 3, Paragraph 1 of the Supplementary Provisions of the Corporation Accounting Regulations (Ordinance of the Ministry of Justice No. 46 of 2009). Also, pursuant to the provision of Article 3, Paragraph 1, certain disclosures and notes to the consolidated financial statements required under U.S. GAAP are omitted. Certain prior year amounts have been reclassified to conform to the presentations for the fiscal year ended March 31, 2011.

3.	Standards and methods of valuation of securities:

Available-for-sale securities are stated at fair value. The acquisition cost of the securities is determined on the average cost method.

4.	Standards and methods of valuation of inventories:

Inventories are valued at cost, not in excess of market, cost being determined on the “average-cost” basis, except for the cost of finished products carried by certain subsidiary companies which is determined on the “specific identification” basis or “last-in, first-out” basis.

5.	Depreciation of property, plant and equipment and amortization of intangible assets:

Depreciation of property, plant and equipment is mainly computed on the declining-balance method for TMC and Japanese subsidiaries and on the straight-line method for foreign subsidiaries. Intangible assets with a definite life are amortized on the straight-line method.

6.	Standards of accounting for reserves:

Allowance for doubtful accounts and allowance for credit losses are based primarily on the frequency of occurrence and loss severity. Accrued pension and severance costs are recognized based on the retirement benefit obligations measured by actuarial calculations less fair value of the plan assets.

[Consolidated Balance Sheet]

1.	Allowance for doubtful accounts	44,047 million yen
	Allowance for credit losses	167,615 million yen

2.	Components of accumulated other comprehensive income (loss)
	Foreign currency translation adjustments	(1,160,389) million yen
	Unrealized gains on securities	168,227 million yen
	Pension liability adjustments	(152,559) million yen

3.	Assets pledged as collateral	1,186,194 million yen

4.	Guarantees	1,662,225 million yen

[Consolidated Statement of Shareholders’ Equity]

Number of shares issued and outstanding as of March 31, 2011
3,447,997,492 shares

[Financial instruments]

1.	Matters pertaining to the status of financial instruments

Toyota has certain financial instruments, which arose in the normal course of business, such as marketable securities and finance receivables. Toyota employs derivative financial instruments to manage its exposure to fluctuations in interest rates and foreign currency exchange rates.

2.	Matters pertaining to the fair value of financial instruments

Asset (Liability)	Carrying amount (million yen)	Estimated fair value (million yen)
Cash and cash equivalents	2,080,709	2,080,709
Marketable securities and other securities investments	4,664,350	4,664,350
Finance receivables	8,680,882	8,971,523
Short-term borrowings and long-term debt	(12,379,139)	(12,453,890)
Derivative financial instruments	197,035	197,035

Note:	Cash and cash equivalents, and marketable securities and other securities investments are mostly measured by market price.
Finance receivables, short-term borrowings and long-term debt are estimated based on the discounted amounts of future cash flows.
Derivative financial instruments are mostly measured based on market data.

[Per share amounts]	(Amounts are rounded to the nearest hundredth digit yen)

1. Toyota Motor Corporation Shareholders’ equity per share	3,295.08 yen

2. Net income attributable to Toyota Motor Corporation per share
Basic	130.17 yen
Diluted	130.16 yen

Independent Auditor’s Report (Certified Copy)

(English Translation*)

May 6, 2011

To the Board of Directors of Toyota Motor Corporation
PricewaterhouseCoopers Aarata

Katsunori Sasayama
Certified Public Accountant
Designated and Engagement Partner

Koji Hatsukawa
Certified Public Accountant
Designated and Engagement Partner

Fusahiro Yamamoto
Certified Public Accountant
Designated and Engagement Partner

Koji Nishikawa
Certified Public Accountant
Designated and Engagement Partner

We have audited, pursuant to Article 444 (4) of the “Corporation Act” of Japan, the consolidated financial statements, which consist of the consolidated balance sheet, the consolidated statement of income, the consolidated statement of shareholders’ equity, and the notes to the consolidated financial statements of Toyota Motor Corporation (hereinafter referred to as the “Company”) for the fiscal year from April 1, 2010 to March 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit is performed on a test basis and includes assessing the accounting principles used by management including how they are applied and estimates made by management, as well as examining the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the corporate group which consist of the Company and its consolidated subsidiaries for the period covered by the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America as permitted by Article 3, Paragraph 1 of the Supplementary Provisions of the Corporation Accounting Regulations (Ordinance of the Ministry of Justice No. 46 of 2009) (refer to Item 2 of the “Significant matters pertaining to the preparation of consolidated financial statements” in the notes to the consolidated financial statements).

We have no interest in or relationship with the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountant Law of Japan.

*	The original audit report is in Japanese. This English translation is for reader’s convenience and reading this translation is not a substitute for reading the original audit report in Japanese.

Board of Corporate Auditors’ Report (Certified Copy)

Audit Report

The Board of Corporate Auditors has discussed and prepared this Audit Report based on the audit reports prepared by each of the Corporate Auditors pertaining to the conduct of duties by the Directors of Toyota Motor Corporation during FY2011 extending from April 1, 2010 through March 31, 2011, and reports as follows.

1.	Method and content of Audit by the Corporate Auditors and the Board of Corporate Auditors

(1)	Auditing method of the Board of Corporate Auditors

The Board of Corporate Auditors determined the auditing policies and audit plan, received a report from each Corporate Auditor on the audit and its results, and received reports from the Directors and senior executives and Accounting Auditor on the execution of their duties.

(2)	Method and content of Audit by the Corporate Auditors

1)	Based on the audit policies and audit plan adopted by the Board of Corporate Auditors, each Corporate Auditor communicated with the Directors and senior executives and other Corporate Auditors, collected information, developed an auditing environment, attended the Board of Directors’ meetings and other important meetings, and received reports from the Directors and senior executives on the execution of their duties. The Corporate Auditors also reviewed important documents and surveyed operations and assets at the company head office, production facilities, and business offices. The Corporate Auditors exchanged opinions and information with the Directors and senior executives and Corporate Auditors of the subsidiaries, and received reports on business from them, as needed.

2)	Concerning the unconsolidated financial statements (unconsolidated balance sheet, unconsolidated statement of income, unconsolidated statement of changes in net assets, and notes to the unconsolidated financial statements) and supplementary schedules and consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of shareholders’ equity, and notes to the consolidated financial statements), each Corporate Auditor received reports from the Directors and senior executives and received reports from the Accounting Auditor on its audit and the results. The Corporate Auditors also received notice from the Accounting Auditor confirming that the “systems to ensure the appropriate execution of duties by the Accounting Auditor” (as described in each of the items of Article 131 of the Corporation Accounting Regulations) has been properly developed.

2.	Result of Audit

(1)	Audit result concerning the business report and others

1)	The business report and supplementary schedules accurately represent the company’s situation as required by laws and regulations and the Articles of Incorporation.

2)	No irregularity or violation of applicable laws or regulations or the Articles of Incorporation was found with respect to the performance of duties by the Directors.

3)	Resolutions of the Board of Directors concerning the internal control system (as stipulated in Article 362, Paragraph 4, Item 6 the Corporation Act of Japan and Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Corporation Act) are appropriate. We have nothing to point out concerning the execution of duties by the Directors with respect to the internal control system.

(2)	Audit results concerning unconsolidated financial statements and supplementary schedules

The auditing method of PricewaterhouseCoopers Aarata, the Accounting Auditor, and the results of the audit, are appropriate.

(3)	Audit results of consolidated financial statements

The auditing method of PricewaterhouseCoopers Aarata, the Accounting Auditor, and the results of the audit, are appropriate.

Measures for rehabilitation from the Great East Japan Earthquake are being taken and the Board of Corporate Auditors will monitor and confirm the progress of their implementation, as mentioned in the Business Report.

May 10, 2011
Toyota Motor Corporation Board of Corporate Auditors
Full-time Corporate Auditor	Yoshikazu Amano	Outside Corporate Auditor	Yoichi Kaya
Full-time Corporate Auditor	Chiaki Yamaguchi	Outside Corporate Auditor	Yoichi Morishita
Full-time Corporate Auditor	Masaki Nakatsugawa	Outside Corporate Auditor	Akishige Okada
		Outside Corporate Auditor	Kunihiro Matsuo

Reference Material

[Reference Translation]

July 13, 2011

To Whom It May Concern:

Company Name: TOYOTA MOTOR CORPORATION

Name and Title of Representative:

Akio Toyoda, President
(Code Number: 7203
Securities Exchanges throughout Japan)

Name and Title of Contact Person:

Naoki Kojima,
General Manager, Accounting Division
(Telephone Number: 0565-28-2121)

Company Name: KANTO AUTO WORKS, LTD.

Name and Title of Representative:

Tetsuo Hattori, President
(Code Number: 7223, The First Sections of the Tokyo Stock Exchange and the Nagoya Stock Exchange)

Name and Title of Contact Person:

Takayuki Ogawa,
General Manager, General Administration Division
(Telephone Number: 055-996-2180)

Notice regarding Making Kanto Auto Works, Ltd. into a Wholly-Owned Subsidiary of Toyota Motor Corporation through a Share Exchange and Commencing Discussion of a Proposed Integration among Kanto Auto Works, Ltd., Central Motor Co., Ltd. and Toyota Motor Tohoku Corporation

Toyota Motor Corporation (“Toyota”) and Kanto Auto Works, Ltd. (“Kanto Auto Works”) announced today that Toyota and Kanto Auto Works signed a share exchange agreement by which Kanto Auto Works will become a wholly-owned subsidiary of Toyota and Toyota will become the parent company owning all the shares in Kanto Auto Works as described below (the “Share Exchange”), after both companies adopted resolutions approving the Share Exchange at their respective meetings of the board of directors held today. The effective date of the share exchange agreement is expected to be January 1, 2012. The Share Exchange is subject to the approval of the share exchange agreement by shareholders of Kanto Auto Works at its extraordinary general meeting of shareholders scheduled to be held in late November 2011, after which the Share Exchange is expected to take effect on January 1, 2012. Toyota is not required to obtain approval from shareholders at its shareholders’ meeting, as Toyota will implement the Share Exchange through the process of “simple share exchange” under

Article 796, Paragraph 3 of the Companies Act of Japan. Prior to the effective date of the Share Exchange, Kanto Auto Works’s shares will be delisted from the stock exchanges (the last trading day is December 27, 2011).

Kanto Auto Works, Central Motor Co., Ltd. (“Central Motor”) and Toyota Motor Tohoku Corporation (“Toyota Motor Tohoku”) mutually agreed to commence discussions of a business combination targeted to be completed in July 2012 (the “Three Company Integration”) on condition that Kanto Auto Works becomes a wholly-owned subsidiary of Toyota upon the effective date of the Share Exchange.

1. Purpose

(1) Purpose of Making Kanto Auto Works into a Wholly-owned Subsidiary through the Share Exchange

In March 2011, Toyota unveiled the “Toyota Global Vision”, which represents Toyota’s commitment to being a company that customers choose and that brings a smile to every customer who chooses it.

Toyota strives to play its part as a responsible corporate citizen by producing ever-improving vehicles that exceed customer expectations. Toyota believes that the vehicles it manufactures contribute to improving the quality of life in communities through the development and introduction of new technologies, such as intelligent transport systems and smart grids. Through these efforts, Toyota stabilizes its business foundation, which enables Toyota to produce its next ever-improving vehicle. By repeating this positive cycle, Toyota aims to realize sustainable growth and enhance corporate value.

The Toyota group companies operate under shared values and ideals to implement concrete measures in order to achieve the objectives of the Toyota Global Vision. The economic environment surrounding the Toyota group is changing rapidly and dramatically, with automotive markets expanding primarily in China, India and other emerging countries. However, the Toyota group’s business environment will remain highly competitive mainly due to the rapid increase in vehicle unit sales by automotive manufacturers in South Korea, North America and Europe, as well as intense competition in the technical development of green vehicles such as hybrid vehicles and electric vehicles. Given these highly competitive business conditions, it is essential for Toyota to build a business framework that will enable it to utilize its group resources to the fullest extent in order to implement the key initiatives of the Vision. Toyota and Kanto Auto Works agreed to make Kanto Auto Works into a wholly-owned subsidiary of Toyota in order to establish a structure which enables each company to promptly make business decisions that are consistent with the group policy.

The following are four key medium-term initiatives of the Toyota Global Vision.

Product Strategy:

Toyota aims to promote localization in the production of vehicles as it strives to offer automobiles that meet the unique customer needs of each market. Toyota will strive to continue to improve the design and feel of Toyota models, expand Toyota’s hybrid model lines and develop and market a full range of new green vehicles. Through these efforts, Toyota aims to make timely market introductions of new vehicle models that meet a variety of customers’ needs in emerging countries as well as developed countries.

Lexus Strategy:

Toyota plans to continue its efforts to position Lexus as a global premium brand from Japan that is the vehicle of choice for discerning automobile customers.

Supply Strategy:

Toyota aims to continue efficient utilization of its existing production capacity and intends to determine the timing and the scale of investments in connection with increasing capacity, based on careful analysis of local demand in Japan, North America, Europe and other developed countries as well as emerging countries.

New Business Ventures:

To promote a new mobility society, Toyota plans to participate in the development of “smart community” projects connecting vehicles, homes and information networks, and collaborations with global industry-leading information technology companies.

It is essential to establish the structure which maximizes the overall performance of the Toyota group in order to achieve the four key medium-term initiatives of the Toyota Global Vision.

Historically, Toyota group vehicle manufacturers have supported Toyota in the global marketing of Toyota and Lexus vehicles through the provision of resources, including manufacture of vehicles, part and components and human resources. Toyota aims to respond quickly to the needs of customers around the world by defining the roles of its group vehicle manufacturers to enable Toyota group to make the best use of the advantages and strengths of each manufacturer. Brand manufacturers, body manufacturers and Toyota itself will each strive to further strengthen their business in the following ways in order to collectively maximize the overall performance of the Toyota group.

Brand Manufacturers:

Daihatsu Motor Co., Ltd. and Hino Motors Ltd. have invested heavily in supporting Toyota’s business while developing their own brands. Daihatsu is a brand manufacturer of mini-vehicles and low-priced subcompact vehicles and Hino is a brand manufacturer of pick-up trucks and commercial vehicles. Going forward, these manufacturers intend to focus on enhancing and expanding their own brands globally, while also collaborating with Toyota on products and technology.

Body Manufacturers:

The following body manufacturers have worked closely with Toyota in the development and manufacture of Toyota and Lexus vehicles: Toyota Auto Body Co., Ltd in respect of medium-size minivans, commercial vehicles and sports utility vehicles (with frames); Kanto Auto Works and Central Motor in respect of compact vehicles; and Toyota Motor Kyushu, Inc. in respect of Lexus and large-size vehicles. These manufacturers intend to continue to work closely with Toyota in the Toyota and Lexus businesses. In order to implement the four key medium-term initiatives of the Toyota Global Vision, the manufacturers are to play a leading role in planning, developing and manufacturing certain vehicle models within their expertise. In addition, the body manufactures will develop vehicles targeted at overseas markets, support the preparation of overseas production, and strengthen their capabilities for the overseas expansion of vehicle related operations.

Toyota:

Toyota will be responsible for Lexus and other globally recognized vehicles. Toyota also aims to enhance efforts in next-generation areas and new fields such as the development of next-generation green vehicles, the development of gasoline engines with high fuel efficiency and expanding lines of hybrid vehicle models. In addition, Toyota will play a role in developing and expanding new value-added products and services such as smart grids and “new mobility” vehicles.

Toyota and the group companies aim to act as one, while each playing defined roles. Toyota believes that this approach will maximize overall group performance, which will lead to the achievement of the objectives of the Toyota Global Vision.

Toyota expects Kanto Auto Works to play greater roles than before primarily in the product strategy and the supply strategy among the four key medium-term initiatives of the Toyota Global Vision. With respect to the product strategy, Kanto Auto Works aims to play a leading role in planning, developing and manufacturing models in order to offer, in a timely manner, good-quality, affordable vehicles that meet the customer needs.

With respect to the supply strategy, Kanto Auto Works, together with other Toyota group companies that are based in the Tohoku area, strives to play a leading role in serving in the Tohoku area as the third vehicle manufacturing hub following Chubu and Kyushu. Kanto Auto Works aims to contribute to the support of overseas production in the Toyota global business by further developing its skills with respect to the manufacturing of vehicles.

Kanto Auto Works was established in the name of Kaiyukai Co., Ltd. in 1942 and renamed Kanto Electric Motor Works, Ltd. in 1946 and subsequently Kanto Auto Works in 1950. Kanto Auto Works begun full-scale manufacture of automobile bodies for Toyota in 1950, after the commencement of production of Toyopet SBP Sedan in 1949. Kanto Auto Works has been further expanding its operations through the establishment of domestic plants in Higashi Fuji and Iwate in 1967 and 1993, respectively, and a parts manufacturing subsidiary in Brazil in 2006, and the commencement of production of prefabricated buildings and homes in the mid 1970s.

Toyota made an initial investment in Kanto Auto Works in 1954. Kanto Auto Works became a consolidated subsidiary of Toyota on a control basis under Japanese GAAP in 2000, and under U.S. GAAP in 2003 when Toyota acquired directly or indirectly 50.46% of the issued shares of Kanto Auto Works. The business partnership between two companies has been developed as such.

Kanto Auto Works has supported Toyota in the development and manufacture of many Toyota vehicles and has significantly contributed to the domestic and global businesses of Toyota group through the development of vehicles produced in overseas countries, the support of the preparation for overseas production and its own parts production business.

Under the shared concept of the Toyota Global Vision, Kanto Auto Works has established a new vision that it aims to become a comprehensive manufacturer that is responsible for the various stages from planning, development through to production of vehicle and component units mainly of compact vehicles toward the expansion of business overseas. Under the new vision, Kanto Auto Works will strive to transform into a company that plays a leading role in the compact vehicle business and contributes to the expansion of business overseas, and aims to become a manufacturing hub in which three companies that are based in the Tohoku area will closely work together. Going forward, Kanto Auto Works aims to utilize the know-how and strengths it has developed and proactively perform the following two strengthened roles within the Toyota group.

(i)	Expanded role in the planning, developing and manufacturing of primarily compact vehicles

Historically, Toyota has entrusted the development and manufacture of certain vehicle models to Kanto. Following the share exchange, Kanto’s role within the Toyota group will change substantially from a supporting role in the development and manufacturing of Toyota vehicles, to a leading role in the planning, development and manufacturing of compact vehicles. Kanto aims to be actively involved in all processes related to Toyota brand compact vehicles, beginning with the initial planning stage. By developing vehicles by model line (including variants) rather than by individual model, Kanto aims to be able to efficiently plan and develop vehicles that match customers’ needs. Kanto also aims to strengthen the procurement of local supplies and integrate the development-to-production and procurement processes in order to manufacture globally competitive compact vehicles. Kanto aims to work to promote measures integrated with Toyota’s global product strategy to make better vehicles through marketing efforts such as studies of customer needs and technological developments aimed at increasing product appeal.

(ii)	Expanded supporting role for the overseas production of compact vehicles

Building on its expertise in manufacturing compact vehicles, Kanto Auto Works aims to play an expanded role in supporting the development and production of vehicles overseas. Kanto Auto Works will strive to develop compact vehicles that satisfy the preferences of customers around the world, and to utilize its know-how to support the overseas production of vehicles. In addition, Kanto aims to actively contribute to the global expansion of Toyota through the overseas production of parts and components. To this end, Kanto intends to work closely with Toyota and its group companies overseas.

Kanto Auto Works’s role within the Toyota group will change significantly from a supporting role in the development and production of Toyota vehicles, to a leading role in the planning, development, and manufacturing of globally competitive compact vehicles and an active supporting role in the overseas production, as well as serving as a vehicle manufacturing hub in the Tohoku area. In order to accomplish these roles, it is indispensable for Kanto Auto Works to work with Toyota more closely in carrying out a part of Toyota’s business strategy, primarily through the planning and performing of the marketing activity, the product strategy and the supply strategy including the overseas business. Accordingly, Toyota and Kanto Auto Works concluded that it was the most appropriate approach to make Kanto Auto Works a wholly owned subsidiary of Toyota in order to clarify responsibilities and streamline decision-making between the two companies.

(2) Purpose of Discussions about the Three Company Integration

Kanto Auto Works will begin discussions with Central Motor, which mainly manufactures compact vehicles in Miyagi Prefecture, and Toyota Motor Tohoku, which manufactures suspension parts and materials as well as electronic unit components in Miyagi Prefecture, aiming to combine their businesses to become the third vehicle manufacturing hub following in the Tohoku area Chubu and Kyushu.

It is critical to promote reforms to integrate the manufacture of not only vehicles but unit parts as well in order to become a general automobile manufacturer capable of delivering globally competitive compact vehicles. Specifically, it will be important to work towards efficient production collaborating with suppliers in the Tohoku area, as well as to develop efficiently and quickly vehicles and units as a whole. The three companies share an understanding that the realization of these reforms necessitate the integration of the three companies, and will further examine a merger as a structure of the integration.

Kanto Auto Works, Central Motor and Toyota Motor Tohoku have mutually agreed to begin discussions of the terms and conditions of merger at the Integration Preparation Committee, toward the Three Company Integration targeted in July 2012, on condition that Kanto Auto Works becomes a wholly-owned subsidiary of Toyota upon the effective date of the Share Exchange.

The share exchange will result in Kanto becoming the core of Toyota group’s management strategy for compact vehicles, and would enable the Toyota corporate group to streamline its business structure to better achieve the initiatives of the Toyota Global Vision. As a result, Kanto and Toyota’s alliance of shared values and vision would be strengthened, and the two companies would be able to achieve higher levels of business through increased speed of management, which Toyota and Kanto believe would increase the corporate value of both companies.

2. Outline of the Share Exchange

(1) Timeline

Board of Directors Meeting to resolve the Share Exchange (Both companies)	Wednesday, July 13, 2011

Execution of the Share Exchange Agreement (Both companies)	Wednesday, July 13, 2011

Public notice of the Record Date of the Extraordinary General Meeting of Shareholders (Kanto Auto Works)	Mid-September, 2011 (Expected)

Record Date of the Extraordinary General Meeting of Shareholders (Kanto Auto Works)	Friday, September 30, 2011 (Expected)

Extraordinary General Meeting of Shareholders on the Share Exchange (Kanto Auto Works)	Late November, 2011 (Expected)

The Last Trading Day (Kanto Auto Works)	Tuesday, December 27, 2011 (Expected)

Delisting (Kanto Auto Works)	Wednesday, December 28, 2011 (Expected)

Scheduled date of the Share Exchange (Effective Date)	Sunday, January 1, 2012 (Expected)

(Note 1) Toyota will implement the Share Exchange by means of a “simple share exchange” under Article 796, Paragraph 3 of the Companies Act which does not require approval by shareholders at its general shareholders’ meeting.

(Note 2) The scheduled date of the Share Exchange is subject to change by mutual agreement between Toyota and Kanto Auto Works.

(2) Method of the Share Exchange

By the Share Exchange, Kanto Auto Works will become a wholly-owned subsidiary of Toyota and Toyota will become the parent company owning all of the shares in Kanto Auto Works. The effective date of the share exchange agreement is expected to be January 1, 2012. The Share Exchange is subject to the approval of the share exchange agreement by shareholders at the extraordinary general meeting of shareholders of Kanto Auto Works scheduled to be held in late November 2011, after which the Share Exchange will take effect on January 1, 2012. Toyota will implement the Share Exchange by means of a “simple share exchange” under Article 796, Paragraph 3 of the Companies Act which does not require approval by shareholders at its shareholders’ meeting.

(3) Share Exchange Ratio

Company	Toyota (100% Parent Company)	Kanto Auto Works (Wholly-owned Subsidiary)
Share Exchange Ratio	1	0.25

Number of Shares to be delivered in the Share Exchange	Common Stock : 8,596,561 shares (Expected)

(Note 1) Share Exchange Ratio

0.25 shares of Toyota common stock will be delivered in exchange for one share of Kanto Auto Works stock in the Share Exchange. However, Toyota common stock will not be delivered in the Share Exchange in exchange for Kanto Auto Works common stock which are held by Toyota (34,975,222 shares as of July 13, 2011). Share exchange ratio may be changed upon consultation between two parties if a material change occurs in the terms and conditions of the Share Exchange.

(Note 2) Number of Shares to be delivered in the Share Exchange

Toyota will deliver 8,596,561 shares of common stock in the Share Exchange using its treasury stock (312,305,667 shares as of June 30, 2011). Toyota will not newly issue stocks in the Share Exchange. All treasury stock (481,668 shares as of June 30, 2011) that Kanto Auto Works holds immediately before the Share Exchange becomes effective (the “Record Date”), including stock purchased by Kanto Auto Works upon shareholders’ claims for purchase of shares of Kanto Auto Works common stock in accordance with Article 785 of the Companies Act, will be canceled on the Record Date upon resolutions of the board of directors meeting which will be held by the day before the effective date of the Share Exchange. The number of shares delivered in the Share Exchange may be changed due mainly to the cancelation of treasury stock by Kanto Auto Works.

(Note 3) Treatment of Shares Less than One Unit

Shareholders who will hold shares less than one unit of Toyota common stock (less than 100 shares) as a result of the Share Exchange will be unable to sell such shares on the securities exchanges. Especially, shareholders who hold less than 400 shares of Kanto Auto Works common stock will hold only shares less than one unit of Toyota common stock. The shareholders who will hold shares less than one unit of Toyota stock can utilize the “system for purchase of shares less than one unit” (sale of shares less than 100 shares) in accordance with Article 192, Paragraph 1 of the Companies Act.

(Note 4) Treatment of Fractions of Less than One Share

If the number of the shares that shall be delivered to any shareholder as a result of the Share Exchange includes a fraction of less than one share, a cash amount in proportion to the fractions attributed to the Share Exchange will be paid to such shareholder in accordance with Article 234 of the Companies Act.

(4) Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Right

The following stock acquisition rights which have been issued by Kanto Auto Works will be redeemed by Kanto Auto Works and canceled by the Record Date if the share exchange agreement is approved at the extraordinary general meeting of shareholders of Kanto Auto Works scheduled to be held in late November 2011. Kanto Auto Works has not issued any bonds with stock acquisition right.

•	Second stock acquisition right (issued on August 1, 2007)

•	Third stock acquisition right (issued on August 1, 2008)

3. Basis for Calculation of the Share Exchange Ratio

(1) Basis for Calculation

In order to ensure the fairness and appropriateness of the share exchange ratio, Toyota and Kanto Auto Works selected Nomura Securities Co., Ltd. (“Nomura”) and Mitsubishi UFJ Morgan Stanley (“MUMSS”) as their respective third party institution to perform calculation of the share exchange ratio.

In calculating the stock value, Nomura applied to Toyota common stock an Average Market Price Analysis since it is listed in the financial instruments exchange and has market value, under which the closing market price of Toyota common stock on the First Section of the Tokyo Stock Exchange on July 11, 2011, a measurement date, the average closing market price for one week from July 5, 2011 to July 11, 2011, the average closing market price for one month from June 13, 2011 to July 11, 2011, the average closing market price for three months from April 12, 2011 to July 11, 2011, and the average closing market price for six months from January 12, 2011 to July 11, 2011 were considered, and a Discounted Cash Flow (DCF) Analysis in order to reflect future business activities in valuation. Nomura also applied to Kanto Auto Works common stock an Average Market Price Analysis since it is listed in the financial instruments exchange and has market value, under which the closing market price of Kanto Auto Works common stock on the First Section of the Tokyo Stock Exchange on July 11, 2011, a measurement date, the average closing market price for one week from July 5, 2011 to July 11, 2011, the average closing market price for one month from June 13, 2011 to July 11, 2011, the average closing market price for three months from April 12, 2011 to July 11, 2011, and the average closing market price for six months from January 12, 2011 to July 11, 2011 were considered, a Comparable Companies Analysis since there are more than one comparable companies as benchmark, as well as a DCF Analysis in order to reflect future business activities in valuation. The following is the share exchange ratio against Toyota common stock value per share which was calculated in range using each of the analysis:

Analysis	Calculated Share Exchange Ratio
Average Market Price Analysis	0.18 – 0.23
Comparable Companies Analysis	0.11 – 0.35
DCF Analysis	0.15 – 0.30

In calculating the share exchange ratio, Nomura used information which was provided by two companies and public information without any independent testing for accuracy and completeness in the assumption that they are accurate and complete. Nomura did not perform valuation of assets and liabilities, including off-balance-sheet assets and liabilities and other contingent liabilities, of two companies and their affiliates independently or by third party valuation institution. Nomura also assumed that the financial projection of Kanto Auto Works had been reasonably prepared based on the optimal projection and judgment currently available to Kanto Auto Works management. Above valuation by Nomura is based on information available and economic conditions as of July 11, 2011.

In calculating the stock value, MUMSS principally applied to Toyota common stock an Average Market Price Analysis with the closing market prices of Toyota common stock on the First Section of the Tokyo Stock Exchange on and in the one-week, one-month and three-month periods before July 11, 2011, a measurement date, considered, which was concluded to result in appropriate valuation since it is listed in the financial instruments exchange and has sufficient liquidity due to large market capitalization. MUMSS also applied to Kanto Auto Works common stock an Average Market Price Analysis with the closing market prices of Toyota common stock on the First Section of the Tokyo Stock Exchange on and in the one-week, one-month and three-month periods before July 11, 2011, a measurement date, considered, since it is listed in the financial instruments exchange and has market value, and a Comparable Companies Analysis since there are more than one comparable companies as benchmark, as well as a DCF Analysis in order to reflect future business activities in valuation. The following is the share exchange ratio against Toyota common stock value per share which was calculated in range using each of the analysis:

Analysis	Calculated Share Exchange Ratio
Average Market Price Analysis	0.155 – 0.231
Comparable Companies Analysis	0.131 – 0.233
DCF Analysis	0.168 – 0.269

In calculating the share exchange ratio, MUMSS used information which was provided by two companies and public information without any independent testing for accuracy and completeness in the assumption that they are accurate and complete. MUMSS did not perform valuation of assets and liabilities, including off-balance-sheet assets and liabilities and other contingent liabilities, of two companies and their affiliates independently or by third party valuation institution. MUMSS also assumed that the financial projection of Kanto

Auto Works had been reasonably prepared based on the optimal projection and judgment currently available to Kanto Auto Works management. Above valuation by MUMSS is based on information available as of July 11, 2011.

MUMSS provided the board of directors of Kanto Auto Works with the fairness opinion dated July 12, 2011 stating that the share exchange ratio was fair to shareholders of Kanto Auto Works, excluding controlling shareholders (as defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules”), from the financial perspective under assumed terms and conditions in accordance with requests from the board of directors of Kanto Auto Works, as referred in 3.(5) below, “Measures to Ensure the Fairness and Appropriateness”.

Financial projections prepared by Toyota for the use of Nomura in applying a DCF Analysis included the fiscal year when a significant increase or decrease in earnings is expected, which is due to the possible effect of the Great East Japan Earthquake in March 2011.

Financial projections prepared by Kanto Auto Works for the use of Nomura and MUMSS in applying a DCF Analysis included the fiscal year when a significant increase or decrease in earnings is expected, which is due to the possible effect of the Great East Japan Earthquake in March 2011.

(2) Background of the Calculation

As a result of subsequent discussion and negotiation between Toyota and Kanto Auto Works which took into account the results of the calculation of the share exchange ratio by two third party valuation institutions, each company concluded that the share exchange ratio referred to in 2.(3) was fair and did not impair the interest of shareholders of each company. Consequently, Toyota and Kanto Auto Works approved the share exchange agreement at its board of directors meeting held on July 13, 2011 and signed the share exchange agreement on the same day.

(3) Relationship with Valuation Institutions

Nomura, a financial advisor (a valuation institution) of Toyota, is not a related party of Toyota or Kanto Auto Works and has no important relationships with these companies in terms of the Share Exchange. MUMSS, a financial advisor (a valuation institution) of Kanto Auto Works, is not a related party of Toyota or Kanto Auto Works and has no important relationships with these companies in terms of the Share Exchange.

(4) Delisting

Kanto Auto Works will become a wholly-owned subsidiary of Toyota on the effective date of the Share Exchange (expected on January 1, 2012) and Kanto Auto Works common stock will be delisted on December 28, 2011 (the last trading day is December 27, 2011). After delisting, Kanto Auto Works common stock will no longer be traded on the Tokyo Stock Exchange or the Nagoya Stock Exchange.

Toyota common stock is listed in stock exchanges in Tokyo, Osaka, Nagoya, Fukuoka, and Sapporo and can be traded in financial instruments exchange. Kanto Auto Works shareholders who have more than 400 shares of Toyota common stock and are distributed more than one unit (100 shares) of Toyota common stock in the Share Exchange will maintain the liquidity of stock that they hold even after the Share Exchange.

Shareholders who have less than 400 shares of Kanto Auto Works common stock will be distributed less than one unit of Toyota common stock (less than 100 shares) as a result of the Share Exchange. Such shareholders will be unable to sell such shares on the financial instruments exchanges. The shareholders who will hold shares less than one unit of Toyota stock can ask Toyota to purchase shares less than one unit. See 2.(3) (Note 4) for treatment of fractions of less than one share.

(5) Measures to Ensure the Fairness and Appropriateness

Toyota owns 50.47% of shares of Kanto Auto Works outstanding stock, directly or indirectly. Toyota made discussion and negotiation with Kanto Auto Works based on the share exchange ratio calculated by Nomura, a third party valuation institution, in order to ensure the fairness and appropriateness of the Share Exchange and approved the share exchange agreement at its board of directors meeting held today.

Toyota did not obtain a fairness opinion from Nomura stating that the share exchange ratio was fair to Toyota from the financial perspective.

Kanto Auto Works had discussions and negotiations with Toyota based on the share exchange ratio calculated by MUMSS, a third party valuation institution, in order to ensure the fairness and appropriateness of the Share Exchange and approved the share exchange agreement at its board of directors meeting held today.

The board of directors of Kanto Auto Works obtained from MUMSS a fairness opinion on July 12, 2011, stating that the share exchange ratio was fair to shareholders of Kanto Auto Works, excluding controlling shareholders (as defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules”), from the financial perspective under assumed terms and conditions, which represented its opinion that the share exchange ratio did not impair the interest of minority shareholders of Kanto Auto Works.

Toyota and Kanto Auto Works retained TMI Associates and Nagashima Ohno & Tsunematsu as legal counsel for each of the company to receive advice on legal matters with respect to resolutions of the board of directors including the Share Exchange.

(6) Measures to Avoid Conflicts of Interest

Of the seven directors of Kanto Auto Works, Mr. Yasuhiko Ichihashi, executive vice president and representative director, was a senior managing director of Toyota up until 2010 and is currently still an advisor of Toyota. In order to ensure the fairness of decision making at Kanto Auto Works and avoid conflicts of interest, Mr. Ichihashi did not participate in the discussions and negotiation with Toyota on behalf of Kanto Auto Works or in the deliberation and resolution of the share exchange ratio and the Share Exchange at the board of directors meeting at Kanto Auto Works. In addition, except for Mr. Wahei Hirai, who was an advisor of Toyota up until the end of June 2011, the remaining three corporate auditors stated that they were not aware of any breach of due care of a prudent manager or duty of loyalty with respect to Kanto Auto Works entering into the share exchange agreement with Toyota and participated in deliberations at the board of directors meeting held today.

4. Overview of Parties to the Share Exchange

		100% Parent Company	Wholly-owned Subsidiary
(1)	Name	Toyota Motor Corporation	Kanto Auto Works, Ltd.

(2)	Head office address	1 Toyota-cho, Toyota City, Aichi Prefecture, Japan	Tauraminato-cho, Yokosuka City, Kanagawa Prefecture, Japan

(3)	Representative	Akio Toyoda, President	Tetsuo Hattori, President

(4)	Business	Automotive operations, financial service operations and all other operations	Automobiles and parts

(5)	Share capital	397,049 million yen	6,850 million yen

(6)	Date established	August 27, 1937	July 22, 1942

(7)	Number of shares issued	3,447,997,492 shares	69,843,137 shares

(8)	Fiscal year end	March 31	March 31

(9)	Number of employees	317,716 (Consolidated)	7,184 (Consolidated), excluding part-time employees

(10)	Main customers	—	Toyota Motor Corporation

(11)	Main banks	—	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Banking Corporation

(12)	Major shareholders and shareholding ratio

Japan Trustee Services Bank, Ltd.    (9.97%)

Toyota Industries Corporation    (6.25%)

The Master Trust Bank of Japan, Ltd.    (5.56%)

Nippon Life Insurance Company    (3.77%)

State Street Bank and Trust Company    (3.21%)

The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders    (2.49%)

Trust & Custody Services Bank, Ltd.    (2.44%)

Tokio Marine & Nichido Fire Insurance Co., Ltd.    (1.95%)

Mitsui Sumitomo Insurance Co., Ltd.    (1.89%)

Denso Corporation    (1.70%)

Toyota Motor Corporation    (50.07%)

Japan Trustee Services Bank, Ltd. (trust account)    (3.89%)

Employee Stock Ownership Plan of Kanto Auto Works, Ltd.    (1.96%)

The Master Trust Bank of Japan, Ltd. (trust account)    (1.68%)

Toyota Tsusho Corporation    (1.43%)

Mitsui Sumitomo Insurance Co., Ltd.    (1.42%)

Japan Trustee Services Bank, Ltd. (trust account 9)    (1.39%)

Meiji Yasuda Life Insurance Company    (1.18%)

Nippon Life Insurance Company    (1.18%)

Nisshin Fire & Marine Insurance Co., Ltd.    (1.15%)

(13) Relationship between the parties

Capital ties	Toyota owns 50.47% of issued shares (35,246,942 shares, directly or indirectly) of Kanto Auto Works stock and is the parent company of Kanto Auto Works.

Concurrent holding of positions	One of Toyota’s advisors concurrently holds a position in Kanto Auto Works as representative director. One part-time corporate auditor of Kanto Auto Works was an advisor of Toyota up until the end of June 2011.

Transactions	Toyota mainly purchases from Kanto Auto Works automobile bodies, parts and accessories.

Related party	Kanto Auto Works is a consolidated subsidiary of Toyota and is treated as a related party of Toyota.

(14) Financial data in preceding three years

	Toyota (Consolidated)			Kanto Auto Works (Consolidated)
Fiscal year	2009	2010	2011	2009	2010	2011
Consolidated net assets	10,600,737	10,930,443	10,920,024	100,732	86,990	84,122
Consolidated total assets	29,062,037	30,349,287	29,818,166	180,838	178,448	157,794
Consolidated net assets per share (in yen)	3,208.41	3,303.49	3,295.08	1,448.06	1,248.95	1,207.22
Consolidated revenues	20,529,570	18,950,973	18,993,688	622,976	442,187	504,127
Consolidated operating income (loss)	(461,011)	147,516	468,279	2,192	(12,273)	1,205
Consolidated ordinary income (loss)	—	—	—	2,123	(11,205)	2,278
Consolidated net income	(436,937)	209,456	408,183	359	(13,751)	(1,965)
Consolidated net income per share (in yen)	(139.13)	66.79	130.17	5.17	(198.25)	(28.34)
Dividends per share (in yen)	100.0	45.0	50.0	20.0	10.0	12.0

(Note 1) As of March 31, 2011, unless otherwise indicated.

(Note 2) In millions of yen, unless otherwise indicated.

(Note 3) Consolidated ordinary income (loss) is not shown for Toyota, which prepares its consolidated financial statements in accordance with U.S. GAAP.

5. Summary after the Share Exchange

100% Parent Company
(1) Name	Toyota Motor Corporation

(2) Head office address	1 Toyota-cho, Toyota City, Aichi Prefecture, Japan

(3) Representative	Akio Toyoda, President

(4) Business	Automotive operations, financial service operations and all other operations

(5) Common stock	397,049 million yen

(6) Fiscal year	March 31

(7) Net assets	To be determined

(8) Total assets	To be determined

6. Overview of accounting treatment of the Share Exchange

Toyota will account for the Share Exchange as a capital transaction in accordance with U.S. GAAP with no goodwill recognized.

7. Outlook

Toyota believes that the effect of the Share Exchange on the results of operations of Toyota and Kanto Auto Works will not be significant since Kanto Auto Works is a consolidated subsidiary of Toyota.

8. Transactions with Controlling Shareholders

Toyota is a controlling shareholder of Kanto Auto Works and the Share Exchange is treated as “Transactions with Controlling Shareholders” of Kanto Auto Works. In the report on corporate governance which was disclosed on June 20, 2011, with respect to “Guidances regarding the Policy for Protection of Minority Shareholders When Transactions with Controlling Shareholders are Executed”, Kanto Auto Works

stated that transactions with its parent company were executed in line with generally prevailing terms and conditions and at reasonable prices considering market prices and that it endeavored to prevent the impairment of minority shareholders’ interests through transactions with its parent company.

Kanto Auto Works believes that its ability to conduct business activities freely is not being inhibited by its parent company Toyota, or by any other Toyota group company, and that it is able to maintain a certain degree of independence. Transactions with Toyota and its group companies are executed on the same terms and conditions as with other companies with no restrictions imposed from its capital ties.

As set out above in 3.(5), in order to ensure management independence and to prevent the impairment of the minority shareholders’ interests by the Share Exchange, Kanto Auto Works obtained from MUMSS a fairness opinion dated July 12, 2011, stating that the share exchange ratio was fair to shareholders of Kanto Auto Works from a financial perspective, excluding controlling shareholders (defined in Article 441-2 of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436-3 of the Enforcement Rules for the same as “controlling shareholders and others prescribed by the Enforcement Rules”).

In addition, as set out above in 3.(6), Kanto Auto Works executive vice president and representative director Mr. Yasuhiko Ichihashi, who has a concurrent position in Toyota as an advisor, did not participate in the discussions and negotiations with Toyota as on behalf of Kanto Auto Works or in the deliberation and resolution of the Share Exchange at the board of directors meeting at Kanto Auto Works. In addition, Mr. Wahei Hirai, who is a corporate auditor of Kanto Auto Works and was an advisor of Toyota up until the end of June 2011, did not participate in the discussion of the Share Exchange at the board of directors meeting in order to maintain fairness and neutrality of the decision making at Kanto Auto Works.

Kanto Auto Works has been taking the above measures to maintain management independence and Kanto Auto Works believes such measures are in compliance with “Guidances regarding the Policy for Protection of Minority Shareholders When Transactions with Controlling Shareholders are Executed.”

(Reference) Consolidated Financial Forecast for FY2012 and Results for FY2011

Toyota (Consolidated financial forecast for FY2012 set out below was announced on June 10, 2011.)

	(In million yen)
	Revenues	Operating income	Net income before income taxes	Net income attributable to Toyota
Consolidated financial forecast for FY2012	18,600,000	300,000	320,000	280,000
Actual results for FY2011	18,993,688	468,279	563,290	408,183

Kanto Auto Works (Consolidated financial forecast for FY2012 set out below was announced on June 9, 2011.)

	(In million yen)
	Revenues	Operating income	Ordinary income	Net income
Consolidated financial forecast for FY2012	567,000	9,500	10,000	5,000
Actual results for FY2011	504,127	1,205	2,278	(1,965)

In certain countries, restrictions may be imposed on the announcement, issuance or distribution of this press release. You shall be alert to and comply with such restrictions.

Toyota may file a registration statement on Form F-4 (“Form F-4”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed share exchange between Toyota and Kanto Auto Works. The Form F-4 for the Share Exchange (if filed) will contain a prospectus and other documents. If a Form F-4 is filed and declared effective, the prospectus contained in the Form F-4 will be mailed to U.S. shareholders of Kanto Auto Works prior to the shareholders’ meeting at which the relevant proposed share exchange will be voted upon. The Form F-4 and prospectus (if the Form F-4 is filed) will contain important information about Kanto Auto Works and Toyota, the relevant share exchange and related matters. U.S. shareholders of Kanto Auto Works are urged to read the Form F-4, the prospectus and other documents that may be filed with the SEC in connection with the relevant share exchange carefully before they make any decision at the shareholders’ meeting with respect to the share exchange. Any documents filed with the SEC in connection with the proposed share exchange will be made available when filed, free of charge, on the SEC’s web site at www.sec.gov. In addition, upon request, the documents can be distributed for free of charge. To make a request, please refer to the following contact information: Toyota Motor Corporation, 1 Toyota-cho, Toyota City, Aichi Prefecture 471-8571, Japan, attention of Mr. Yuji Maki, Accounting Division, Telephone: 0565-28-2121.

This press release contains forward-looking statements that reflect Toyota’s and Kanto Auto Works’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Toyota’s and Kanto Auto Works’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

These factors include: (i) the impact of the March 11, 2011 Great East Japan Earthquake and ensuing events, including the negative effect on the Toyota group’s vehicle production and sales; (ii) changes in economic conditions and market demand affecting, and the competitive environment in, the automotive markets in Japan, North America, Europe and other markets in which the Toyota group operates; (iii) fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar, the euro, the Australian dollar, the Canadian dollar and the British pound; (iv) changes in funding environment in financial markets; (v) the Toyota group’s ability to realize production efficiencies and to implement capital expenditures at the levels and times planned by management; (vi) changes in the laws, regulations and government policies in the markets in which the Toyota group operates that affect its automotive operations, particularly laws, regulations and policies relating to vehicle safety including recalls, trade, environmental protection, vehicle emissions and vehicle fuel economy, as well as changes in laws, regulations and government policies that affect the Toyota group’s other operations, including the outcome of current and future litigation and other legal proceedings; (vii) political instability in the markets in which the Toyota group operates; (viii) the Toyota group’s ability to timely develop and achieve market acceptance of new products; (ix) any impact on the Toyota group’s ability to maintain and develop its brand image as a result of the Toyota group’s inability to deliver safe and high-quality products or its failure to promptly implement safety measures such as recalls when necessary; (x) the Toyota group’s reliance on various suppliers for the provision of supplies; (xi) natural disasters, fuel shortages, interruptions in social infrastructure such as electricity or transportation, labor strikes, work stoppages or other interruptions to, or difficulties in, the employment of labor in the major markets where the Toyota group purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold; (xii) the parties being unable to complete the proposed share exchange due to failure to obtain the necessary shareholder approval or any governmental approval for the proposed transactions or for other reasons; and (xiii) difficulties in realizing the anticipated benefits of the share exchange. Investors are advised to consult any further disclosures by the two companies (or the post-transaction group) in their subsequent domestic filings in Japan and filings with the SEC.